   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 17, 1997

                                                      REGISTRATION NO. 333-
================================================================================

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             GILMAN & CIOCIA, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

             DELAWARE                            7291                           11-2587324
    (STATE OR JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)

          475 Northern Boulevard, Great Neck, NY 11021, (516) 482-4860 (Address and telephone number of principal executive offices)

                  475 Northern Boulevard, Great Neck, NY 11021
(Address or principal place of business or intended principal place of business)

                                Mr. James Ciocia
                             Gilman & Ciocia, Inc.
                             475 Northern Boulevard
                      Great Neck, NY 11021, (516) 482-4860
           (Name, Address and telephone number of agent for service)

                                WITH COPIES TO:

                              SETH A. AKABAS, ESQ.
                                 AKABAS & COHEN
                         488 MADISON AVENUE, 11TH FLOOR
                               NEW YORK, NY 10022
                                 (212) 308-8505
                            ------------------------

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                        CALCULATION OF REGISTRATION FEE

===========================================================================================================
    TITLE OF EACH CLASS OF
          SECURITIES              AMOUNT TO BE     PROPOSED OFFERING PROPOSED AGGREGATE      AMOUNT OF
       TO BE REGISTERED            REGISTERED     PRICE PER SHARE(1)  OFFERING PRICE(1)  REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
Common Stock(2)................   101,566 shares         $7.94            $806,434            $237.90
-----------------------------------------------------------------------------------------------------------
Warrants(3)....................   50,783 warrants        $3.13            $158,951            $ 46.89
-----------------------------------------------------------------------------------------------------------
Common Stock(4)................    50,783 shares         $7.94            $403,217            $118.95
-----------------------------------------------------------------------------------------------------------
Common Stock(5)................   507,926 shares       $4.67(x)          $2,372,014           $699.74
-----------------------------------------------------------------------------------------------------------
Common Stock(6)................    65,000 shares         $7.94            $516,000            $152.22
-----------------------------------------------------------------------------------------------------------
Common Stock...................    16,072 shares         $7.94            $127,612            $ 37.65
-----------------------------------------------------------------------------------------------------------
TOTAL:                                                                                      $1,293.35
===========================================================================================================

     (1) Estimated using the market price of the Company's Common Stock or Warrants solely for the purpose of determining the registration fee.

     (2) Issuable upon exercise of the Underwriter's Warrants outstanding.

     (3) Issuable upon exercise of the Underwriter's Warrants outstanding.

     (4) Issuable upon exercise of the Redeemable Public Warrants that are issuable upon exercise of the Underwriter's Warrants, assuming all of the Underwriter's Warrants are exercised.

     (5) Issuable upon exercise of all of the outstanding Redeemable Public Warrants.

     (6) Issuable upon exercise of stock options outstanding.

     (7) Outstanding shares of Common Stock owned by an employee of the Company.

     (x) Based on exercise price of warrant and not the market price of the Company's Common Stock.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                             SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED DECEMBER 17, 1997

                             GILMAN & CIOCIA, INC.
                         507,926 SHARES OF COMMON STOCK
                            ------------------------

           233,421 SHARES OF COMMON STOCK BY SELLING SECURITY HOLDERS
                            ------------------------

          50,783 REDEEMABLE COMMON STOCK PURCHASE WARRANTS BY SELLING
                                SECURITY HOLDERS

     This Prospectus relates to the offering by the Company (the "Offering") of 507,926 shares of common stock (the "Common Stock"), par value $.01 per share, of Gilman & Ciocia, Inc., a Delaware corporation (the "Company").

     This Prospectus also relates to the offering (the "Offering") by holders or prospective holders of securities of the Company including officers and directors (the "Selling Security Holders") of (i) shares of Common Stock issuable upon the exercise of outstanding warrants and options, (ii) 16,072 shares of Common Stock held by an employee, and (iii) 50,783 warrants (the "Redeemable Public Warrants") for the purchase of Common Stock at an exercise price of $4.67 per share (the "Redeemable Public Warrant Exercise Price"), expiring on September 8, 1998. Each Redeemable Public Warrant is redeemable at a price of $.01 per warrant, provided that (i) notice of redemption is given to the Redeemable Public Warrantholders not less than 30 days prior to redemption;
(ii) the average of the closing bid and asked quotations of the Common Stock shall have been at least 25% above the Redeemable Public Warrant Exercise Price for the 20 trading days ending on the third day prior to the day on which notice of redemption is given; and (iii) holders of Redeemable Public Warrants shall be entitled to exercise Redeemable Public Warrants until the close of business on the day prior to the date fixed for redemption.

     Shares underlying the Redeemable Public Warrants will be sold as warrants are exercised. Such Common Stock and other Common Stock being sold by Selling Security Holders may be sold by the Selling Security Holders, from time to time, in transactions on the over-the-counter market, in negotiated transactions, or through a combination of such methods of sale, at fixed prices, which may be changed. The Company or the Selling Security Holders, as the case may be may effect such transactions by selling the Common Stock or Redeemable Public Warrants to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Company or the Selling Security Holders, as the case may be, and/or the purchasers of the Common Stock or Redeemable Public Warrants for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "PLAN OF DISTRIBUTION" and "SELLING SECURITY HOLDERS."

     None of the proceeds of the sale of the shares of Common Stock or the Redeemable Public Warrants by the Selling Security Holders will be received by the Company. The Company could receive approximately $3,198,248 of gross proceeds from the exercise of all of the currently outstanding Redeemable Warrants, the Underwriter's Warrants, the Redeemable Public Warrants issuable upon the exercise of the Underwriter's Warrants and outstanding options. However, such exercise of any of the outstanding options and warrants is not assured.

     The shares of Common Stock and the Redeemable Public Warrants are traded on The NASDAQ SmallCap Stock Market under the symbols "GTAX" and "GTAX-W," respectively. As of December 1, 1997, the trading price for shares of the Company's Common Stock was $7.94 per share and $3.31 per Redeemable Public Warrant.

     THE SECURITIES OFFERED HEREBY ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY INVESTORS ABLE TO SUSTAIN A TOTAL LOSS OF THEIR INVESTMENT. PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE MATTERS
DISCUSSED UNDER THE CAPTION "RISK FACTORS" LOCATED ON PAGE [   ].
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
 OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     The Company's fiscal year ends on June 30th. The Company is currently a reporting company under the Securities Exchange Act of 1934, as amended. The Company will provide without charge to each shareholder a copy of all reports filed thereunder. Such requests should be addressed to the Company at 475 Northern Boulevard, Great Neck, NY 11021, telephone number (516) 482-4860,
Attention: Secretary. Such reports will also be available for inspection at The NASDAQ Stock Market at 1735 K Street, N.W., Washington, D.C. 20006. In addition, such reports and other information will be available for inspection at the public reference facilities of the Securities and Exchange Commission in Washington DC, and at its regional offices at 7 World Trade Center, New York, NY 10048 and at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60604, and copies of such materials could be obtained from the Public Reference Section of the Securities and Exchange Commission (the "Commission") in Washington, D.C. at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Copies of this filing, reports, proxy and information statements and other information regarding the Company are available on the Commission's website at http://www.sec.gov.

                             GILMAN & CIOCIA, INC.

                             CROSS-REFERENCE SHEET

                ITEM CAPTION                                     LOCATION
---------------------------------------------  ---------------------------------------------
 1.  Forepart of Registration Statement and
       Outside Front Cover Page of
       Prospectus............................  Outside Front Cover Page
 2.  Inside Front and Outside Back Cover
       Pages of Prospectus...................  Inside Front and Outside Back Cover Pages
 3.  Summary Information and Risk Factors....  Prospectus Summary; Risk Factors
 4.  Use of Proceeds.........................  Use of Proceeds
 5.  Determination of Offering Price.........  Not Applicable
 6.  Dilution................................  Not Applicable
 7.  Selling Security Holders................  Selling Security Holders
 8.  Plan of Distribution....................  Plan of Distribution; Selling Security
                                               Holders
 9.  Legal Proceedings.......................  Business -- Legal Proceedings
10.  Directors, Executive Officers, Promoters
       and Control Persons...................  Management
11.  Security Ownership of Certain Beneficial
       Owners and Management.................  Principal Stockholders
12.  Description of Securities...............  Description of Securities
13.  Interest of Named Experts and Counsel...  Legal Matters
14.  Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities...........................  Remuneration of Officers and Directors
15.  Organization within Last Five Years.....  Not Applicable
16.  Description of Business.................  Business; Risk Factors; Financial Statements;
                                               Prospectus Summary; Market Information; Use
                                                 of Proceeds
17.  Management's Discussion and Analysis or
       Plan of Operation.....................  Legal Matters and Analysis of Financial
                                               Condition and Results of Operations
18.  Description of Property.................  Business -- Facilities
19.  Certain Relationships and Related
       Transactions..........................  Certain Transactions
20.  Market for Common Equity and Related
       Stockholder Matters...................  Market Information; Prospectus Summary
21.  Executive Compensation..................  Remuneration of Officers and Directors
22.  Financial Statements....................  Financial Statements
23.  Changes in and Disagreements with
       Accountants and Financial
       Disclosure............................  Changes in and Disagreements with Accountants and Financial Disclosure

                               PROSPECTUS SUMMARY

     The following summary is intended only to summarize certain material in this Registration. This summary is qualified in its entirety by the detailed information and financial statements that appear elsewhere herein.

                                  THE COMPANY

     Gilman & Ciocia, Inc. (the "Company") was incorporated under the laws of the State of Delaware on September 3, 1993, the successor in interest to Gilman & Ciocia, Inc., a New York corporation organized on November 4, 1981 and is a preparer of federal, state and local income tax returns. The Company also earns revenues from acting as an insurance agent and mortgage broker. In addition, the Company's wholly owned subsidiary, JT Securities, Inc. (a registered securities broker/dealer and a registered investment advisor)("JT Securities"), earns a significant portion of the Company's revenues by providing office space, clerical support and client references to registered representatives of another registered securities broker/dealer. Such registered representatives are employees or affiliated financial planners of the Company. The Company also has a division operating as a direct mail service.

     The Company has a total of one hundred and twenty one offices: forty one in New York, sixteen in New Jersey, nine in Florida, nine in Arizona, nine in Ohio, seven in Maryland, seven in Connecticut, seven in Washington, six in Massachusetts, five in Nevada, two in California, two in Pennsylvania and one in Kentucky, and it maintains its principal executive office at 475 Northern Boulevard, Great Neck, NY 11021, telephone (516) 482-4860.

     The Company opened fifteen offices in January 1994, twenty two offices in January 1995, forty four offices in 1996 (closing four in the first half of 1996) and eight in 1997.

                                  THE OFFERING

Securities Outstanding:
  Before the Offering........................  5,588,913 shares of Common Stock (1)
                                               507,926 Redeemable Common Stock Purchase
                                               Warrants
  After the Offering.........................  6,314,188 shares of Common Stock (2)
Securities Offered...........................  741,347 shares of Common Stock (3)
                                               50,783 Redeemable Common Stock Purchase
                                               Warrants (4)(5)
Use of Proceeds..............................  The Company will receive $2,372,014 from the exercise of the outstanding Redeemable Public
                                               Warrants. The Company will not receive any of
                                               the proceeds from the sale of shares of Common
                                               Stock by the Selling Security Holders; all
                                               proceeds will be paid directly to the Selling
                                               Security Holders. See "SELLING SECURITY
                                               HOLDERS."(5) The Company could receive
                                               $3,198,248 of gross proceeds from the exercise
                                               of the Redeemable Public Warrants, the
                                               Underwriter's Warrants, the Redeemable Public
                                               Warrants issuable upon exercise of the
                                               Underwriter's Warrants and the outstanding
                                               options described herein. However, such
                                               exercise of any of the outstanding options and
                                               warrants is not assured. The Company will use
                                               such proceeds for working capital purposes.

Risk Factors.................................  An investment in the Common Stock offered hereby involves a high degree of risk and
                                               immediate dilution. Common Stock should not be
                                               purchased by a person who cannot afford the
                                               loss of his or her entire investment. A
                                               prospective purchaser of Common Stock should
                                               carefully consider the factors discussed under
                                               the caption "RISK FACTORS."
The Company's NASDAQ Symbols:
Common Stock.................................  GTAX
Redeemable Warrants..........................  GTAX-W

---------------

(1) Does not include 101,566 shares of Common Stock and 50,783 Redeemable Public Warrants, all issuable pursuant to the Underwriter's Warrants to acquire up to 50,783 Units at an exercise price of $8.40 per Unit. See "RISK
    FACTORS -- Underwriter's Warrants and Other Warrants Subject to Registration." Does not include 65,000 shares of Common Stock issuable upon the exercise of options at $2.50 per share, 280,081 shares of Common Stock issuable upon the exercise of options at $2.60 per share, and 139,921 shares of Common Stock issuable upon the exercise of options at $3.65 per share,, all granted under the Company's 1993 Joint Incentive and Non-Qualified Stock Option Plan (the "Plan"). Does not include 340,000 shares of Common Stock issuable upon the exercise of options at $3.50 per share, 253,000 shares of Common Stock issuable upon the exercise of options at $2.75 per share, 20,000 shares of Common Stock issuable upon the exercise of options at $2.00 per share, 11,000 shares of Common Stock issuable upon the exercise of options at $1.75 per share and 7,000 shares of Common Stock issuable upon the exercise of options at $1.75 per share, all granted under non-plan employee stock agreements.

(2) Assumes the issuance of 101,566 shares of Common Stock issuable pursuant to the Underwriter's Warrants, 50,783 shares of Common Stock issuable upon the exercise of the Redeemable Public Warrants that are issuable upon exercise of the Underwriter's Warrants, 65,000 shares of Common Stock issuable on the exercise of options at $2.50 per share, and 507,926 shares of Common Stock issuable on the exercise of public redeemable warrants at $4.67 per share. Does not include 139,921 shares of Common Stock issuable upon the exercise of options at $3.65 per share, 280,081 shares of Common Stock issuable upon the exercise of options at $2.60 per share, 340,000 shares of Common Stock issuable upon the exercise of options at $3.50 per share, 253,000 shares of Common Stock issuable upon the exercise of options at $2.75 per share, 20,000 shares of Common Stock issuable upon the exercise of options at $2.00 per share, 11,000 shares of Common Stock issuable upon the exercise of options at $1.75 per share and 7,000 shares of Common Stock issuable upon the exercise of options at $1.75 per share, all granted under non-plan employee stock agreements.

(3) The Common Stock offered hereunder will be issued in connection with the exercise of the outstanding Redeemable Public Warrants, the Underwriter's Warrants, the Redeemable Public Warrants issuable on exercise of Underwriter's Warrants and certain other outstanding options.

(4) Assumed to be exercised in connection with the offering.

(5) The Redeemable Public Warrants registered hereunder are issuable upon, and assume the exercise of, the Underwriter's Warrants.

                                  RISK FACTORS

     An investment in the Common Stock offered hereby involves a high degree of risk. Common Stock should not be purchased by a person who cannot afford the loss of his or her entire investment. The following risks, in addition to those discussed elsewhere in this Prospectus, should be considered carefully in evaluating the Company and its business prior to purchasing any of the Units offered hereby.

     1. Costs and Material Effects of Rapid Expansion. In order to open new offices, the Company incurs significant expenses to purchase furniture, equipment and supplies. The Company has found that a new office usually suffers a loss in its first year of operation, shows no material profit or loss in its second year of operation and does not attain profitability, if ever, until its third year of operation. Therefore, the Company's operating income may be reduced in any year that the Company opens a number of new offices that is significant in relation to the number of its existing older offices. The Company opened 15 new offices in January 1994, and during its 1994 fiscal year, the Company earned $687,159 from operations. In January 1995 the Company opened 22 new offices, and in its 1995 fiscal year, the Company earned $583,164 from operations, a decrease of 15% as compared to 1994. In addition, the Company believes that income from offices opened in 1994 had begun to contribute to the Company's earnings in 1995. In January 1996, the Company opened 44 new offices and closed five by the end of the year, and the Company generated for the 1996 fiscal year $594,529 in operating income. In January 1997, the Company opened 8 new offices and generated for the 1997 fiscal year $875,994 from operations, an increase of 67.9% as compared to 1996.

     A rapid expansion of offices may, therefore, reduce the Company's short-term net income or result in losses. No assurance, however, can be given that new offices will ultimately operate profitably and increase the Company's net income in the long term.

     In addition, the Company plans to acquire small tax preparation practices. The success of the Company will in large part be dependent upon the successful operation of the practices acquired. No assurance can be given that the Company will be able to successfully operate the practices that it acquires.

     2. Seasonality and Need for Additional Financing. If the Company encounters more difficulty in the acceptance of its services or in other areas, or if the financial planners whom the Company recruits or the practices that it acquires are not as successful as the Company anticipates, then the Company may require additional financing for marketing and sales, the opening of new offices, and/or general working capital. The Company also plans to fund any additional capital requirements of JT Securities, its wholly owned subsidiary, which is registered as a securities broker/dealer, from its profits, cash reserves and borrowings. JT Securities, as a registered broker/dealer and registered investment advisor, is subject to regulations requiring it to maintain certain net capital amounts. The Company will also require approximately $2,000,000 of financing each year to fund its operations during tax season, particularly because, in the past, the Company experiences quarterly losses from July 1st to December 31st each year. No assurance can be given that such financing will be available to the Company, or, if it is available, that it will be on terms favorable to the Company.

     3. Competition. The income tax preparation and financial planning services industry is highly competitive. The Company's competitors include companies specializing in income tax preparation as well as companies that provide general financial services. Many of these, which include H+R Block, Inc., H.D. Vest, Inc., Jackson Hewitt Tax Service, Inc. and Triple Check Income Tax Service, Inc. in the tax preparation field, and many well-known brokerage and other firms in the financial services field, have significantly greater financial and other resources than the Company. No assurance can be given that the Company will be able to compete successfully with other older, more established companies. See "BUSINESS -- Competition."

     In addition, the Company may suffer from competition from departing employees and affiliated financial planners. Although the Company attempts to restrict such competition contractually, as a practical matter, enforcement of contractual provisions prohibiting small-scale competition by individuals is difficult. In the past, departing employees and affiliated financial planners have competed with the Company. They have the advantage of knowing the Company's methods and, in some cases, having access to the Company's clients. No assurance can be given that the Company will be able to retain its most important employees and financial planners or that the Company will be able to prevent competition from them or successfully compete against them.

     4. Dependence Upon Key Personnel. The Company is dependent upon the services of James Ciocia, its President, Thomas Povinelli, its Executive Vice President, Gary Besmer, its Vice President, and Kathryn Travis, its Secretary. The loss or interruption of the services of any of these individuals would have a material adverse effect on the Company. The Company carries life insurance for Thomas Povinelli and for James Ciocia. Each of the officers owns large holdings of Common Stock of the Company and therefore has a substantial interest in the success of the Company.

     5. Potential Civil and Criminal Liabilities. The Company's business preparing tax returns subjects it to potential civil liabilities under the Internal Revenue Code and the regulations promulgated thereunder. Civil penalties, ranging from $50 to $10,000 per violation, could be assessed against the Company for failure to observe certain ministerial requirements, failure to keep required records, improper disclosure of taxpayer records, or failure to maintain required ethical standards with respect to the accuracy of the returns and the positions taken therein regarding taxpayer liability for taxes. In addition, because none of the full-time employees of the Company is an attorney, and only one is a certified public accountant or otherwise enrolled to practice before the IRS, the employees of the Company are strictly limited as to the roles they may take in assisting a client in an audit with the IRS. Although the Company has not been assessed with material civil penalties or fines, and although the Company intends to comply with all applicable laws and regulations, no assurance can be given that the Company will never incur any material fines or penalties. The Company does not maintain any professional liability or 'malpractice' insurance policy. The Company has never been the subject of a malpractice claim, but if many such claims were made, they could adversely affect the Company.

     In addition, making fraudulent statements on a tax return, willfully delivering fraudulent documents to the IRS and unauthorized disclosure of taxpayer information can constitute criminal offenses. Criminal penalties for such offenses range from $1,000 and/or one year of imprisonment to $500,000 and/or three years of imprisonment per violation. The Company has never been charged with a criminal offense.

     6. Potential Liability for Failure to Register as a Broker/Dealer or an Investment Adviser. As of July 1, 1994, all of the Company's business relationships with registered representatives of an unaffiliated securities broker/dealer have been transacted through the Company's wholly owned subsidiary, JT Securities, a registered securities broker/dealer. In addition, JT Securities registered as an investment advisor with the Commission and with the appropriate authorities in New York State and Florida on June 8, 1995. The Company believes that, prior to the registration of JT Securities, the Company's business activities did not constitute it as a broker/dealer of securities or as an investment adviser.

     Prior to such registrations, if the Company was acting as a broker/dealer, then it would have been required to register as such with the Commission, with the National Association of Securities Dealers, Inc. ("NASD"), and possibly with various state authorities, and if the Company was acting as an investment adviser, then it would have been required to register as such with the Commission and with various state authorities. In addition, the fact that the Company has not registered in the past could subject it to civil liabilities, and, possibly, a final order barring the participation of the Company and its principals in the securities industry, in the case that it is determined by an appropriate governmental authority that such registration was required. Registration and the related reporting obligations impose additional costs on the Company and limitations on its manner of doing business.

     The Company derives a material portion of its revenues from JT Securities, which earns a share of commissions with an unaffiliated broker/dealer and a share of money management fees from registered investment advisors. JT Securities is registered as a securities broker/dealer and an investment advisor with the Securities and Exchange Commission and is a member of the NASD. JT Securities is also registered as a broker/dealer in New York State, and a registered investment advisor in New York State and Florida, but is not currently registered as a broker/dealer or investment advisor in any of the other states in which the Company has offices. The Company does not believe that JT Securities is required to register as a broker/dealer or investment advisor in such other states based upon its current activities, however, no assurance can be given that state securities officials would not consider JT Securities to be acting as an unregistered broker/dealer or investment advisor in such states.

     7. Trademark. The Company has registered its "Gilman + Ciocia(R)" trademark with the U.S. Patent and Trademark Office. No assurance can be given that the Company would be able successfully to defend its trademark if forced to litigate its enforceability. The Company believes that its trademark "Gilman + Ciocia(R)" constitutes a valuable marketing factor. If the Company were to lose the use of such trademark, its sales could be adversely affected.

     8. Expansion into Financial Planning. The Company plans to continue to expand into the area of financial planning and recruit financial planners. The success of the Company will in large part be dependent upon the successful operation of the financial planners who are recruited. No assurance can be given that such financial planners will be successful in their ventures.

     9. Control by Management. The current management of the Company owns approximately 51% of the outstanding Common Stock of the Company. No cumulative voting is in effect for the election of directors of the Company, and no such arrangement is currently contemplated. The current management will, therefore, be able to elect all of the directors and thereby effectively continue to control the Company. See "DESCRIPTION OF SECURITIES."

     10. Preferred Stock May Inhibit Change of Control. The Company has authorized 100,000 shares of Preferred Stock, which may be issued, without approval by the shareholders of the Company, by the Board of Directors of the Company in such classes, with such designations, rights and preferences and at such prices as the Board of Directors determines to be in the best interest of the Company. Holders of such Preferred Stock so issued could have preferential rights over the holders of Common Stock in a liquidation of the Company. In addition, although management of the Company will control approximately 51% of the outstanding Common Stock, if at any time in the future management does not control a majority of the outstanding Common Stock, then Preferred Stock with special voting or other rights could be issued that could entrench current management and adversely affect any proposed change of control of the Company.

     11. Management Discretion in Use of Proceeds. The proceeds of the Offering will be utilized predominately for the opening of new offices, recruiting financial planners, acquiring existing tax preparation practices, marketing and sales, general and administrative expenses and working capital requirements. However, management will have broad discretion over the application and allocation of the use of the net proceeds. See "USE OF PROCEEDS."

     12. Immediate Dilution. At the current market price of $7.94 and assuming that all outstanding options are exercised and shares of Common Stock are sold, purchasers of Common Stock will experience a dilution of $6.25.

     13. No Dividends. Since its initial public offering of securities in 1994, the Company has paid no dividends, and it does not plan to pay dividends in the foreseeable future. The Company currently intends to retain any earnings to finance the growth of the Company.

     14. Potential Future Sales pursuant to Rule 144. Of the 5,588,913 shares of Common Stock currently issued and outstanding 3,500,000 shares are "restricted securities" as that term is defined under the Securities Act of 1933, as amended (the "Act"). In general, under Rule 144 promulgated under the Act, a person who has satisfied a one-year holding period may, under certain circumstances, sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock or the average weekly trading volume of such shares during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares of Common Stock by a person who is not an "affiliate" of the Company (as defined in Rule 144) and who has satisfied a two-year holding period, without any volume or other limitation. Of the shares of Common Stock currently outstanding, almost all of the "restricted" shares have already been held for the one-year holding period mentioned above, but only about 606,603 of the "restricted" shares have been held for longer than two years and are not owned by "affiliates" of the Company shareholders.

     The Company has granted 671,000 options to purchase shares of the Company's Common Stock to fourteen individuals in addition to the 485,002 granted to employees in conjunction with its 1993 Joint

---------------

(1) This calculation assumes that the following shares of common stock and warrants will be fully exercised: 507,926 Redeemable Public Warrants, 50,783 Redeemable Public Warrants issuable upon the exercise of underwriter's warrants, 50,783 underwriter's warrants and 65,000 options to an outside party.

Incentive and Non-qualified Stock Option Plan, of which 65,000 were sold to an outside party. The shares issuable upon exercise of such options would be eligible for resale under Rule 144 after one year following the exercise of such options or earlier if the underlying Common Stock were registered by the Company. Certain shares are registered in the Company's registration statement on Form S-8 filed on October 28, 1996 and certain shares are registered in the Company's registration statement of which this prospectus is a part.

     The sale of restricted Common Stock in the future, or even the possibility that it may be sold, may have an adverse affect on the market price for the Common Stock.

     15. Underwriter's Warrants, Other Warrants and Certain Options and Shares Being Registered. The Company is registering for sale up to 507,926 shares underlying the Redeemable Public Warrants and 101,566 shares of Common Stock issuable pursuant to the Underwriter's Warrants, 50,783 shares of Common Stock issuable upon the exercise of Redeemable Public Warrants that are issuable upon exercise of the Underwriter's Warrants, 65,000 shares issuable upon exercise of options at $2.50 per share, and 16,072 shares held by an employee. Exercise of such Underwriter's Warrants could occur at a time that the Company could probably obtain financing on better terms, and such exercise would likely dilute the percentage ownership interest of holders of Common Stock. In addition, the offering for sale of some or all of such underlying Common Stock, or even the possibility of such sale, may have an adverse affect on the market price for the Common Stock. See "DESCRIPTION OF SECURITIES" and "PLAN OF DISTRIBUTION."

     This prospectus does not include the registration of 340,000 shares of Common Stock issuable upon the exercise of options at $3.50 per share, 11,000 shares of Common Stock issuable upon the exercise of options at $1.75 per share, 10,000 shares of Common Stock issuable at $1.75 per share, 10,000 shares of Common Stock issuable upon the exercise of options at $2.62 per share and 10,000 shares of Common Stock issuable upon the exercise of options at $2.32 per share, which were all included in a registration statement on Form S-8 that was filed with the Commission on October 28, 1996.

     16. Rules Limiting Broker-Dealer Sales of Company Shares. It is possible that the Company's Common Stock will be covered by a Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale.

     In addition, it is possible that an underwriter's participation in the trading market of the Common Stock and the Redeemable Warrants will be covered by a Commission rule that imposes additional disclosure requirements on brokerdealers in "penny stock" transactions. Although the Common Stock is currently outside the definition of a "penny stock" under the applicable rules, in the event the Common Stock were subsequently to become characterized as a "penny stock," as a result of being delisted from The NASDAQ SmallCap Stock Market or otherwise, broker/dealers effecting transactions for clients in the Common Stock will be required to make extensive disclosures to such clients in certain circumstances regarding the Common Stock, including bid, offer and other pricing information relating to the Common Stock, such broker/dealer's compensation and the compensation of associated persons in connection with the transaction, and such client's specific account information. Such additional burdens imposed upon broker/dealers may discourage broker/dealers from effecting transactions in the Common Stock. Consequently, these rules may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers of Common Stock to sell their securities in the secondary market.

     17. Limitation on Directors' Liabilities under Delaware Law. Pursuant to the Company's Certificate of Incorporation and under Delaware law, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit. See "MANAGEMENT."

                               MARKET INFORMATION

     The Principal market on which the Company's Common Stock trades is The NASDAQ SmallCap Stock Market under the symbol "GTAX." Prior to December 1994 no public market existed for the Company's securities.

     The following table sets forth the high and low sales prices for the Common Stock during the period indicated:

                                                                       SALES PRICES
                                                                     ----------------
                               QUARTER ENDED                         HIGH         LOW
        -----------------------------------------------------------  ----         ---
        December 31, 1994..........................................  $3 3/4       $3 1/2
        March 31, 1995.............................................  $4           $2 1/4
        June 30, 1995..............................................  $4 1/8       $2 1/4
        September 30, 1995.........................................  $5 5/8       $3 1/8
        December 31, 1995..........................................  $7 1/2       $5 1/4
        March 31, 1996.............................................  $7 7/16      $5 1/2
        June 30, 1996..............................................  $7 1/4       $5 3/8
        September 30, 1996.........................................  $6 1/2       $5 1/4
        December 31, 1996..........................................  $3 1/2       $2
        March 31, 1997.............................................  $2 3/16      $2 1/16
        June 30, 1997..............................................  $2 1/16      $1 15/16
        September 30, 1997.........................................  $5 1/8       $4 1/8

     As of December 1, the approximate number of holders of record of the Common Stock was 313.

     The Company has not paid dividends to its shareholders since its initial public offering and does not plan to pay dividends in the foreseeable future. The Company currently intends to retain any earnings to finance the growth of the Company.

     The Company's NASDAQ symbols are:

        Common Stock...................................................    GTAX
        Redeemable Warrants............................................    GTAX-W

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Security holders; all proceeds will be paid directly to the Selling Security Holders. See "SELLING SECURITY HOLDERS." The Company could receive $3,198,248 of gross proceeds from the exercise of all of the currently outstanding Redeemable Warrants, the Underwriter's Warrants, the Redeemable Public Warrants issuable upon exercise of the Underwriter's Warrants and 65,000 additional shares of Common Stock issuable upon the exercise of options. However, such exercise of any of the outstanding options and warrants is not assured.

     The Company estimates that it will incur approximately $200,000 in expenses relating to this offering and intends to use the net proceeds for working capital purposes. Such funds will not be kept separate from other funds of the Company and collectively will be used to pay all obligations of the Company including compensation to the officers. No proceeds are allocated specifically to any other payment, directly or indirectly, to directors, officers or their affiliates. The officers of the Company have broad discretion over the use of proceeds. See Risk Factors -- Management Discretion in Use of Proceeds.

     The sale and issuance of securities upon the exercise of Redeemable Public Warrants will result in proceeds directly to the Company as follows:
================================================================================

                                                              UNDERWRITING
                                              PRICE TO       DISCOUNTS AND      PROCEEDS TO
                                             PUBLIC(1)       COMMISSIONS(2)      ISSUER(3)
-----------------------------------------------------------------------------------------------
  Per Share of Common Stock
  507,926 Shares.......................       $4.67(4)            $-0-           $2,372,014
-----------------------------------------------------------------------------------------------
  Total................................                                          $2,372,014
===============================================================================================

(1) The 507,926 shares of Common Stock issuable at $4.67 per share consist of the shares issuable upon the exercise of the 507,926 currently outstanding Redeemable Public Warrants.
(2) The securities registered hereunder will not be sold through an underwriter, however, the Company has retained First Colonial Securities, Inc. as advisor in connection with this offering, has paid a $35,000 advance fee under such arrangement and has agreed to pay a of $100,000 plus $25,000 of non accountable expenses upon completion of the exercise of Redeemable Public Warrants.
(3) All expenses of this registration other than commissions and concessions are payable by the Company, and are estimated at $200,000, which is cross-referenced at footnote number 4 for the following chart.
(4) The warrant exercise price is the price warrantholders may buy Common Stock upon the exercise of Redeemable Public Warrants.

     The sale of securities of Security Holders does not result in any proceeds to the Company. However, it presumes exercise of outstanding warrants and options, and proceeds to the issuer as follows:
================================================================================

                                                              UNDERWRITING
                                              PRICE TO       DISCOUNTS AND      PROCEEDS TO
                                            PUBLIC(1)(2)     COMMISSIONS(3)      ISSUER(4)
-----------------------------------------------------------------------------------------------
  Per Share of Common Stock
     50,783 Shares.....................      $4.67 (1)            $-0-            $237,157
     101,566 Shares....................      $4.20 (1)            $-0-            $426,577
     65,000 Shares.....................      $2.50 (2)            $-0-            $162,500
  Per Redeemable Public Warrant
     50,783 Warrants...................       $-0- (5)            $-0-              $-0-
-----------------------------------------------------------------------------------------------
Total..................................                           $-0-            $826,234
===============================================================================================

(1) The 50,783 Shares of Common Stock issuable at $4.67 per share consist of the shares issuable upon exercise of those Redeemable Public Warrants that are issuable in connection with the exercise of the Underwriter's Warrants. The 101,566 shares of Common Stock issuable at $4.20 per share consist of the shares of Common Stock issuable upon the exercise of the Underwriter's Warrants.
(2) Shares of Common Stock issuable upon the exercise of outstanding options.
(3) The securities registered hereunder will not be sold through an underwriter.
(4) All expenses of this registration other than commissions and concessions are payable by the Company, and are estimated at $200,000 (cross-referenced in the previous chart footnote number 3).

(5) The 50,783 Redeemable Public Warrants are issuable upon the exercise of the Underwriter's Warrants. For the purposes of this chart, the entire exercise price of the Underwriter's Warrants has been allocated to the Common Stock issuable thereon.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

PLAN OF OPERATION

     Over the past two fiscal years, the Company opened 48 new offices, which represents 40% of all offices at June 30, 1997. The Company plans to continue its expansion and open new offices during the next year (although no specific target has been set), recruit successful financial planners and acquire existing tax preparation practices. The Company anticipates funding this growth through operating profits and use of its short-term line of credit, but anticipates that additional funds may be available through the exercise of outstanding options and warrants because the sale and/or resale of the common stock underlying such securities has been registered under the registration statement of which this prospectus is a part. However, there can be no assurance that the offering will be consummated or that any of such options or warrants will be exercised.

     During the 1996 and 1997 fiscal year, in connection with the acquisitions of two practices, the Company bought the building in which the practice had offices. The Company may purchase other real estate in connection with future acquisitions but it has no plans to invest in real estate apart from its other businesses.

     The Company anticipates that opening new offices will increase its revenues, but will involve a substantial increase in costs. The Company has no basis to predict whether its new offices will have a material effect on its net income. The Company believes that its new offices can ultimately be operated profitably, but expansion may initially reduce the Company's profits or result in an overall loss in future years.

     During the Company's 1997 fiscal year, the Company continued its operations of a direct mail division in order to control the substantial costs of advertising its many offices. The Company believes that the direct mail division results in lower advertising costs on a per-office basis, as the Company takes advantage of economies of scale. The Company's direct mail division operates as an independent division and solicits its own customers for its direct mail services.

     No events or transactions have occurred subsequent to September 30, 1997, and the Company is not aware of any material trend, that would materially affect an investor's understanding of the Company's financial condition or its results of operations.

RESULTS OF OPERATIONS

  1997 and 1996 Fiscal Years Compared

     The Company's revenues for the fiscal year ended June 30, 1997 were $19,071,889 as compared to revenues of $16,509,677 for the prior fiscal year. The increase in revenues for its 1997 fiscal year from its 1996 fiscal year is attributable to: (1) the Company's opening of eight new offices in January 1997 (the "1997 New Offices") and the acquisition of ten customer lists which resulted in increased revenues from tax preparation services of $476,518; (2) continued growth of the existing offices which resulted in increased revenues from tax preparation services of approximately $1,297,000; and (3) increased financial planning revenues of approximately $1,290,000 over all offices; offset partially by (4) a decrease of revenues of approximately $502,000 from its direct mailing services resulting from the loss of a few customers.

     The Company's total revenues for the year ended June 30, 1997 consist of $9,921,967 for tax preparation services, $6,961,602 for financial planning services and $2,188,320 for direct mailing services. The Company's total revenues for the year ended June 30, 1996 consist of $8,147,986 for tax preparation services and $5,671,905 for financial planning services; and $2,689,786 for direct mailing services.

     The growth in the tax preparation segment is primarily attributable to the additional revenues generated by the 1997 New Offices, the continual growth of the existing offices, and the increase of production from the tax preparers. The growth in the financial planning segment is also attributable to the continual growth of the existing offices and the increase of production from the acquisition of new financial planners.

     The remaining growth in financial planning revenues is a result of the Company's benefiting from a year of rapidly rising equity security prices in the marketplace, which induced clients to invest funds with the Company, generating commission revenues for the Company. Any reduction in the rate of increase of equity securities' prices in the marketplace could reduce the increase in investments that the Company's clients make through the Company, and falling market prices of securities could result in a reduction that would offset other sources of growth in the Company's financial planning revenues. The 1997 growth of the financial planning services was not significantly affected by the opening of the 1997 New Offices. The Company has normally experienced a 6 to 12 month delay after the opening of a new office before such office generates significant financial planning revenues.

     The Company's operating expenses for the 1997 fiscal year were $17,781,015 as compared to operating expenses of $15,915,148 for the 1996 fiscal year. The increase of 11.7% in the Company's operating expenses for its 1997 fiscal year from its 1996 fiscal year was attributable to increases of $891,045 in salaries and commissions; $518,333 in general and administrative expenses; $234,816 in advertising; $381,980 in rent; and $260,454 in depreciation and amortization; and the absence of any reimbursement of financial planning expenses ($125,000 in 1996); and offset by a reduction in direct mail costs of $545,761.

     The reasons for the increases in operating expenses are the increase in financial planning services, the addition of the 1997 New Offices and having a full year of operating expenses for the 40 net new offices opened in January of 1996.

     The increase in salaries and commissions is due to increased tax preparation salaries and financial planning activities (which generates commissions that are generally shared with the Company's employees and independent contractors). The increase in salaries and commissions pertains to the personnel working at the 1997 New Offices as well as the commissions that resulted from increased financial planning activities, which are predominantly the result of increased investments by clients that resulted in increased commissions.

     The increase in depreciation and amortization is due primarily to the acquisition of ten customer lists for approximately $487,000 and the capital expenditures of approximately $592,000 made during the Company's 1997 fiscal year including the purchase of two buildings. The increase in advertising is primarily due to the 1997 New Offices. The increase in rent is due to approximately $46,000 for the 1997 New Offices, approximately $17,000 for the direct mail division and approximately $319,000 for existing offices.

     The increase of $518,333 in general and administrative expenses from the Company's 1996 to its 1997 fiscal years resulted from the Company's expansion of operations. Such increase was primarily the result of the inclusion of six months of expenses for the eight new offices opened in January 1997, as well as a full year of expenses for the 40 net new offices opened in January 1996. These offices generated increases of approximately $15,000 in office supplies, $14,000 in office expenses and $19,000 in telephone charges. In addition, increased financial planning activities resulted in an increase of approximately $120,000 in clearing fees, and the direct mail division incurred $350,000 of general and administrative expenses during the Company's 1997 fiscal year.

     The decrease in other income of $314,124 or 107% is due to the decrease in income from the Company's investment in partnership of approximately $125,000, a decrease in realized gains of approximately $84,000 on the sale of marketable securities and an increase in interest expense of approximately $95,000. In July 1995, the Company, together with an officer of the Company and one of its former officers, formed an investment partnership, which yielded income of approximately $73,000 during the Company's 1997 fiscal year as compared to $198,000 for the 1996 fiscal year. Such partnership began liquidating its investments and distributing its assets to its partners in the Company's 1997 fiscal year, and the Company expects that the investment of the Partnership will be fully liquidated during the Company's 1998 fiscal year.

     The Company's income after provision for income taxes for its 1997 fiscal year is $875,994 as compared to $534,726 for its 1996 fiscal year. The increase of 63.8% is primarily attributable to increases in the Company's tax preparation segment of approximately $396,000 and financial planning segment of approximately $367,000. These increases are offset by a decrease in the Company's direct mail division of approximately $68,000 and by a decrease in other income of approximately $314,000.

     The Company's business is highly seasonal, with the majority of its revenue earned in the first four months of the calendar year. The effect of inflation has not been significant to the Company's business in recent years.

     The Company's tax return preparation business and its financial planning business are closely linked together in that such various lines of business generally use the same employees, assets, marketing and facilities and can not be easily separated. The Company believes that its tax return preparation business is inextricably intertwined with, and a necessary adjunct to, its financial planning activities and that the two segments can be viewed meaningfully only as a whole.

  Quarters Ended September 30, 1997 and September 30, 1996 Compared

     The Company's revenues for the three months ended September 30, 1997 were $2,441,460 as compared to revenues of $2,159,800 for the comparable period of the prior year. The increase in revenues of 13.0% for the quarter ended September 30, 1997 from revenues during the comparable period of the prior year is attributable to the opening of the 1997 New Offices (which generated tax preparation revenues that contributed approximately $46,000 of the increase in tax preparation revenues in the quarter ended September 30, 1997) and to the existing offices (which accounted for $[14,500] of additional tax preparation revenues), increased financial planning revenues of approximately $433,251 (which was primarily generated in the pre-1997 offices), offset by decreased revenues of $197,542 from the direct mail division.

     The Company's total revenues for the quarter ended September 30, 1997 consist of $279,944 for tax preparation services, $1,801,672 for financial planning services, and $359,844 for direct mail services. The Company's total revenues for its quarter ended September 30, 1996 consist of $233,993 for tax preparation services, $1,368,421 for financial planning services and $577,386 for direct mail services.

     The increase in the Company's financial planning revenues for the quarter ended September 30, 1997 compared to the prior year's first quarter was approximately 32%. The increase in such financial planning revenues is attributable to the continued growth of the existing offices and the increase of production from the acquisition of new financial planners.

     The remaining growth in financial planning revenues is a result of the Company's benefiting from a period of rapidly rising activities in the marketplace, which induced clients to invest funds through the Company, generating commission revenues for the Company.

     The decrease in the Company's direct mail services for the quarter ended September 30, 1997 compared to the comparable quarter of the prior year was approximately 35%, resulting from the loss of a few customers.

     The Company's operating expenses for the quarter ended September 30, 1997 were $2,615,144 as compared to operating expenses of $3,041,294 for the comparable period of the prior year. The decrease of 14% in the Company's operating expenses for the quarter ended September 30, 1997 from the comparable period of the prior year was attributable to a decrease in salaries and commissions in the amount of $253,908; a decrease in general and administrative expenses of $40,649; and a decrease in direct mail costs of $177,106 offset by an increase advertising expenses of $6,493; an increase in rent expense of $17,710; and an increase in depreciation and amortization of $21,311. Salaries and commissions decreased 19.5% for the quarter ended September 30, 1997 as compared to the quarter ended September 30, 1996 due to personnel changes.

     The Company's general and administrative expenses for the three months ended September 30, 1997 were $656,502 as compared to $697,151 for the three months ended September 30, 1996. The decrease of $40,649 is primarily due to a write-off of bad debt expense in the amount of $150,000 during the quarter ended September 30, 1996 and also a decrease in miscellaneous other expenses in the amount of approximately $44,000. These decreases were offset by an increase in telephone expenses of $50,000, an increase in expenses of professional fees for $83,000, and an increase in filing fees of $21,000.

     The reduction in direct mail costs of approximately $177,000 resulted primarily from the decrease in sales volume.

     The net increase in other income of approximately $107,000 is due primarily to the Company's investment in a partnership. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS".

     The Company's net loss for the three months ended September 30, 1997 is $112,640 as compared to $587,098 for the three months ended September 30, 1996. The decrease of approximately 81% is primarily attributable to the increase in financial planning revenue of approximately $434,000.

LIQUIDITY AND CAPITAL RESOURCES

  1997 and 1996 Fiscal Years Compared

     The Company's cash flows provided by operating activities was $1,516,445 and 2,621,862 for the years ended June 30, 1997 and 1996, respectively. The decrease of approximately $1,105,000 is due primarily to a decrease in proceeds from the sale of marketable securities of approximately $2,154,000, an increase in prepaid expenses and other current assets of approximately $142,000, a decrease in accounts payable, accrued expenses and other current liabilities, and income taxes payable of approximately $566,000. This decrease was offset by an increase in net income plus non-cash adjustments of approximately $576,000 in advances to financial planners, a decrease in accounts receivable of approximately $267,000 and a decrease in security deposits of approximately $84,000.

     Net cash used in investing activities was $1,129,500 and $2,420,386 for the years ended June 30, 1997 and 1996, respectively. The decrease of approximately $1,290,000 is primarily due to decreases in capital expenditures of approximately $308,000, due to a decrease in acquisitions of intangible assets of approximately $243,000 and a decrease in investment in partnership of $378,000 and by an increase in proceeds from related party transactions of approximately $246,000. The decrease is offset by an increase in payments of related parties of approximately $182,000.

     Net cash provided by financing activities decreased by $372,808 from $684,557 to $311,749 due to the acquisition of treasury stock for approximately $733,000 and a decrease in net proceeds from the issuance of common stock and collections of stock subscriptions totaling approximately $86,000. The decrease is offset by an increase in net borrowings of approximately $446,000.

  Quarters ended September 30, 1997 and September 30, 1996 Compared

     The Company's cash flows used in operating activities was $281,843 and $433,780, for the three months ended September 30, 1997 and 1996, respectively.The decrease of approximately $152,000 is due primarily to a decrease in net loss plus non-cash adjustments of approximately $293,000, an increase in the proceeds from the sale of marketable securities of approximately $22,000, a decrease of approximately $107,000 in advances to financial planners, a decrease in security deposits of approximately $5,200, and a decrease in prepaid expenses and other current assets of approximately $198,000. These decreases in net cash used in operating activities were offset by an increase in accounts receivable of approximately $300,000 and a decrease in accounts payable and other accrued expenses of approximately $175,000.

     Net cash provided by (used in) investing activities was $59,812 and $(246,921) for the three months ended September 30, 1997 and 1996, respectively. The increase of approximately $307,000 is primarily due to decreases in capital expenditures of approximately $216,000, and a decrease in acquisition of intangible assets of approximately $153,000. These increases were offset by an increase in investments and marketable securities of approximately $62,000.

     Net cash used in financing activities was $174,143 and $278,547 for the three months ended September 30, 1997 and 1996, respectively. The decrease in net cash used in financing activities of approximately $104,000 is primarily due to a decrease in the payments of bank and other loans of approximately $446,000, an increase in the proceeds from stock subscriptions receivable of approximately $11,000, a decrease in deferred registration costs of $30,000 and the exercise of stock options of approximately $18,000. These decreases in net cash used in financing activities were offset by a decrease in proceeds from a bank loan of $250,000 and an increase in the acquisition of treasury stock of approximately $151,000.

     The Company has two credit facilities with a bank. The first facility is a line of credit for up to $2,500,000, which expires on October 31, 1998. Borrowings under this line are in the form of short-term notes with interest charged monthly at the bank's prime lending rate plus 1 1/2%. At September 30, 1997, the Company had an outstanding principal balance of $500,000.

     The second credit facility is an installment note in the principal amount of $1,000,000. The note is payable in 36 equal monthly installments of approximately $28,000, plus interest at the bank's prime lending rate plus
1 3/4%. The final installment is due December 1999. At September 30, 1997, the note had an outstanding principal balance amounting to $750,000.

     The Company believes that it could continue to operate without any additional financing (other than its seasonal bank loans) during the next 12 months. The Company anticipates that it will not pay dividends on its Common Stock in the foreseeable future, but will apply any profits to fund the Company's expansion.

RECENT ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings Per Share." This Statement establishes new standards for computing and presenting earnings per share ("EPS"), replacing the presentation of currently required primary EPS with a presentation of basic EPS. For entities with complex capital structures, the statement requires the dual presentation of both basic EPS and diluted EPS on the face of the statement of operations. Under this new standard, basic EPS is computed based on weighted average shares outstanding and excludes any potential dilution. Diluted EPS reflects potential dilution from the exercise or conversion of securities into common stock or from other contracts to issue common stock. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, and earlier application is not permitted. When adopted, the Company will be required to restate its EPS data for all prior periods presented. The Company does not expect the impact of the adoption of this statement to be material to previously reported EPS amounts.

                                    BUSINESS

GENERAL

     Gilman & Ciocia, Inc. (the "Company") was incorporated under the laws of the State of Delaware on September 3, 1993, the successor in interest to Gilman & Ciocia, Inc., a New York corporation organized on November 4, 1981, and is a preparer of federal, state and local income tax returns. The Company also earns revenues from acting as an insurance agent and mortgage broker. In addition, the Company's wholly owned subsidiary, JT Securities, Inc. (a registered securities broker/dealer and a registered investment advisor)("JT Securities"), earns a significant portion of the Company's revenues by providing office space, clerical support and client references to registered representatives of another registered securities broker/dealer. Such registered representatives are employees or affiliated financial planners of the Company. The Company also has a division operating as a direct mail service.

     The Company has a total of one hundred and twenty one offices: forty one in New York, sixteen in New Jersey, nine in Florida, nine in Arizona, nine in Ohio, seven in Maryland, seven in Connecticut, seven in Washington, six in Massachusetts, five in Nevada, two in California, two in Pennsylvania and one in Kentucky, and it maintains its principal executive office at 475 Northern Boulevard, Great Neck, NY 11021, telephone (516) 482-4860.

HISTORY

     Following its organization in 1981, most of the Company's expansion was effected through separate corporations under common control with the Company. In December 1992, the Company merged with fifteen of such affiliated corporations conducting the same business as the Company. Several of such affiliated corporations, which did not participate in the merger, were liquidated prior to such merger. Their clients and territories were absorbed by other nearby offices of the Company. The Company opened fifteen offices in January 1994, twenty two offices in January 1995, forty four offices in 1996 (closing four in the first half of 1996), and eight in 1997. The Company now has a total of 121 offices.

     In December 1994, the Company consummated its initial public offering ("IPO") of 507,926 units, including the underwriter's overallotment option, of its securities to the public for $7.00 per unit. Each unit consisted of two shares of the Company's common stock and a warrant to purchase another share of common stock at $4.67 per share. Proceeds of the offering less underwriting discounts of approximately $278,000 were approximately $3,277,000. Expenses for the IPO totaled approximately $190,000, resulting in net proceeds to the Company of approximately $3,087,000. In connection with the IPO, the Company issued warrants to purchase 50,783 units to the underwriter at an exercise price of $8.40.

     On February 10, 1995, effective November 1, 1994, the Company acquired all the outstanding stock of Gilbert Financial Services Inc. (a Florida Corporation) in exchange for 203,428 shares of the Company's common stock.

     In May 1995, all of the Company's Class A Bridge Loan Warrants were exercised at $2.08 per share, generating additional capital of $748,800 for the Company.

     On June 30, 1995, the Company acquired certain assets in order to commence a direct mail service business under the name of "Progressive Mailing." The Company uses direct mail as its main form of advertising and has expanded its Progressive Mailing operations into an independent business.

MARKET AND STRATEGIC OVERVIEW

     The Company believes that most middle and upper income Americans require services for preparing income tax returns. Other financial services, such as brokerage for mutual fund investment and the sale of insurance products, have historically been supplied by segmented firms, but the Company believes that the current trend to multiservice firms that provide clients with the convenience of personalized, "one-stop" financial shopping will enable the Company to extend the services that it delivers to its existing tax preparation clients and to attract more clients for its full range of services.

TAX RETURN PREPARATION

     The Company prepares federal, state and local income tax returns for individuals, predominantly in the middle and upper income brackets. The preparation of a tax return by the Company usually involves a personal meeting at the office between a prospective client and an employee of the Company. At the meeting the Company's employee solicits from the client the information on income and deductions and family status necessary to prepare the client's tax return. After the meeting, drafts of the client's tax returns are prepared. After review and final correction by the tax preparer, the returns are delivered to the client for filing. The client then meets with a financial planner. See "BUSINESS -- Financial Planning Services".

     In keeping with the trend toward increasingly automated filing of income tax returns, the Company offers to clients the option of filing their federal income tax returns electronically. Under this system, the final federal income tax return is transmitted to the Internal Revenue Service ("IRS") through a publicly available software package.

     Refund Anticipation Loans are also available to the clients of the Company through arrangements with approved banking institutions. Using this service, a client is able to receive a check in the amount of his federal refund, drawn on an approved bank, at the office where he or she had his or her return prepared. The Company acts only as a facilitator between the client and the bank in preparing and submitting the loan documentation and receives a fee for these services payable upon consummation of the loan. The Company has no liability in connection with these loans. The Company makes no loans, and its funds are not disbursed in any fashion to reimburse customers.

     None of the Company's full-time tax preparers is a certified public accountant, and, therefore, they are limited in the representation that they can provide to clients of the Company on an audit by the IRS.

     The Company's business of preparing income tax returns subjects it to potential civil liabilities under the Internal Revenue Code (the "Code"). Although the Company believes that it complies with all applicable laws and regulations, no assurance can be given that the Company will never incur any material fines or penalties.

     In addition, the Company does not maintain any professional liability or malpractice insurance policy. Although the Company complies with all applicable laws and regulations, no assurance can be given that the Company will not be subject to professional liability or malpractice suits.

SEASONALITY

     The Company's tax preparation business is conducted predominantly in the months of February, March and April when most individuals prepare their federal, state and local income tax returns. The Company hires approximately 500 seasonal employees in conjunction with the utilization of its existing employees to meet the demand imposed during those months, and as a result, has avoided opening offices especially for tax season and closing them after the peak period.

     To assist in funding operations during the off season and to facilitate its plans for expansion, the Company has a credit facility in the form of a line of credit up to $3,500,000. Borrowings under this line are in the form of short-term notes with interest charged monthly at the bank's prime lending rate plus 1 1/2% to 1 3/4%.

BROKER/DEALER SUBSIDIARY

     JT Securities is registered as a securities broker/dealer under the Securities Exchange Act of 1934, as amended, and has been a member of the National Association of Securities Dealers, Inc. ("NASD") since July 1994. In addition, JT Securities has effected all filings under New York State law to register as a broker/dealer in New York and Florida. In 1995, JT Securities was registered with the Securities and Exchange Commission (the "Commission") and with the states of New York and Florida as an investment advisor. See "DESCRIPTION OF BUSINESS -- Regulation."

FINANCIAL PLANNING SERVICES

     While preparing tax returns, clients often consider other aspects of their financial needs, such as insurance, investments and pension and estate planning. The Company attempts to capitalize on this situation by introducing clients of its tax preparation business to its employees and affiliated financial planners who are registered representatives of JT Securities or another registered securities broker/dealer and/or authorized agents of insurance carriers.

     Most middle and upper income individuals require a variety of financial planning services. If clients seek insurance products in connection with the creation of a financial plan, they are referred to an employee or affiliated financial planner of the Company (who may be the tax preparer himself) who is an authorized agent of an insurance underwriter. If clients seek mutual fund products or other securities for investment, they are referred to an employee or affiliated financial planner of the Company (who may be the tax preparer himself) who is a registered representative of a securities broker/dealer, either the Company's wholly owned subsidiary or another broker dealer. If clients seek money management services, they are referred to an employee or affiliate financial planner who is also an affiliate with a registered investment advisor. See "DESCRIPTION OF BUSINESS -- Relationship with Registered Representatives of Broker/Dealers; and -- Relationship with Authorized Agents of Insurance Underwriters; and -- Relationship with Investment Advisors."

RELATIONSHIP WITH REGISTERED REPRESENTATIVES OF BROKER/DEALERS

     A number of the Company's full-time employees and affiliated financial planners are registered representatives ("Registered Representatives") of Royal Alliance Associates, Inc. ("Royal Alliance"), an unaffiliated corporation, which is a registered securities broker/dealer and a member of the NASD. Three of such full-time employees (all of whom are officers of the Company) are also Registered Representatives of JT Securities.

     Registered Representatives who work with only one firm are supervised by such firm. Registered Representatives who work with Royal Alliance and JT Securities are generally supervised by both firms and with regards to any particular transaction by the firm through which the transaction is effected. Such firms are exclusively responsible for all supervision and record keeping in connection with the Registered Representatives and their activities.

     If clients of the Company inquire about the acquisition or sale of investment securities, they are directed to one of such Registered Representatives. Such Registered Representatives are able, through Royal Alliance or JT Securities, to effect transactions in such securities at the request of clients and retain a certain percentage of the commissions earned on such transactions. Royal Alliance has licensed principals in all areas of the securities business. JT Securities has licensed principals in selected areas of the securities business. The securities transactions effected by Registered Representatives who are either employed by or affiliated with the Company, involve interests in mutual funds, variable annuities, corporate equities and bonds and other securities.

     All security transactions are introduced and cleared on a fully disclosed basis through a correspondent broker that is a member of the New York Stock Exchange.

     For a securities transaction effected through Royal Alliance, Royal Alliance retains approximately 6% of the total commission, and a majority of the individual Registered Representatives and JT Securities each receives approximately 47% of the total commission. Each of the Registered Representatives except the officers of the Company has entered into an independent contractor's agreement with the Company, which generally provides that a specified percentage of the commissions earned by the Registered Representative is paid to JT Securities as compensation for supplying to such Registered Representative office space, clerical and secretarial support and references of clients. All Registered Representatives have agreements that contain covenants requiring them to maintain strict confidentiality and to refrain from certain competition with the Company. Each agreement with a Registered Representative has a duration of no more than one year from the date of the agreement.

     The Company has no written agreement with Royal Alliance, and either the Company or Royal Alliance could terminate their relationship at any time. The Company believes that other broker/dealers, including JT Securities, could be found to affiliate with and supervise the Registered Representatives if the Company's relationship with Royal Alliance were terminated.

RELATIONSHIP WITH AUTHORIZED AGENTS OF INSURANCE UNDERWRITERS

     Certain of the Company's full-time employees and affiliated financial planners are authorized agents of insurance underwriters. If clients of the Company inquire about insurance products, then they are directed to one of such authorized agents. Such agents are able, through several insurance underwriters, to sell insurance products at the request of clients and retain a certain percentage of the commissions earned on such sales. The Company is an authorized insurance agent under both New York and Florida law.

     Each of the insurance agents (except the Company's officers) has entered into an independent contractor's agreement with the Company. Each such agreement generally provides that a specified percentage of the commissions earned by the agent is paid to the Company as compensation for the Company's supplying to such agent office space, clerical and secretarial support and references of clients. The agreements also contain covenants requiring the agent to maintain strict confidentiality and to refrain from certain competition with the Company. Each agreement with an insurance agent has a duration of no greater than one year from the date of the agreement.

MARKETING

     Most of the Company's clients are repeat clients from prior years. The majority of clients in each office return to the Company for tax preparation services during the following years, and the retention rate is approximately 75%. In addition, the Company markets its services principally through direct mail and promotions.

     Direct Mail. Each year prior to the "tax season" when individuals file federal, state and local income tax returns, the Company sends direct mail advertisements. The direct mail advertising solicits business principally for the Company's tax preparation services. A large majority of the Company's new clients each year are first introduced to the Company through its direct mail advertising.

     Promotions. The Company offers a $50 U.S. Savings Bond to any client that refers another two clients to the Company. The program has resulted in approximately 300 new clients per year.

     Online. The Company currently has two web sites on the Internet: http://www.gtax.com and http://www.ssnn.com for income tax and financial planning advice, 10K/Q information and the latest news releases.

     Other Marketing. The Company also prints and distributes brochures and flyers about its services.

     The Company believes that its most promising market for expansion may lie in areas where Americans and other nationals are migrating. Individuals usually retain a local tax preparer in connection with their personal tax returns. When people move, therefore, they usually seek to find a new income tax preparer.

     At or shortly after the time that they move, therefore, individuals are most susceptible to the direct mail advertising of the Company's tax preparation services. The Company has not conducted any analysis of demographic data or any formal market surveys.

COMPETITION

     The income tax preparation and financial planning services industry is highly competitive. The Company's competitors include companies specializing in income tax preparation as well as companies that provide general financial services. Many of these competitors, which include H + R Block, Inc., HD Vest, Inc., Jackson Hewitt Tax Service, Inc. and Triple Check Income Tax Service, Inc. in the tax preparation field and many well-known brokerage firms in the financial services field, have significantly greater financial and other resources than the Company. The Company believes that the primary elements of competition are convenience, quality of service and price. No assurance can be given, however, that the Company will be able to compete successfully with larger and more established companies.

     In addition, the Company may suffer from competition from departing employees and affiliated financial planners. Although the Company attempts to restrict such competition contractually, as a practical matter, enforcement of contractual provisions prohibiting small scale competition by individuals is difficult.

TRADEMARKS

     The Company has registered its "Gilman & Ciocia" trademark with the U.S. Patent and Trademark Office. No assurance can be given that the Company would be able successfully to defend its trademark if forced to litigate its enforceability. The Company believes that its trademark "Gilman & Ciocia" constitutes a valuable marketing factor. If the Company were to lose the use of such trademark, its sales could be adversely affected.

DIRECT MAIL DIVISION

     The Company commenced operations of a direct mail service division in July 1995 under the name "Progressive Mailing". Progressive Mailing does not design, create or draft the text for direct mail materials, but does provide limited consulting services in these areas. The Progressive Mailing division uses equipment acquired from a liquidated company and is operated by certain personnel hired from that company.

     The Company's principal marketing medium is direct mail solicitation, and the Company's solicitations constitute the majority of Progressive Mailing's services. Currently, Progressive Mailing is soliciting business solely through word of mouth and referrals. The Company has hired a salesperson to help market its services.

     The direct mail business is highly competitive with many large and small entities competing for business. The principal factors of competition are timeliness, accurate service and price.

     At September 30, 1997, the Company employed twenty one persons on a full-time basis in its Progressive Mailing division: one executive person, one clerical personnel, and nineteen staff personnel.

REGULATION

     The Company, as a preparer of federal income tax returns, is subject to the regulations of the Code and regulations promulgated thereunder. The Code requires, for example, that tax preparers comply with certain ministerial requirements with respect to the preparation and filing of tax returns and rules on the maintenance of taxpayer records. The Code also imposes regulations relating to the truthfulness of the contents of tax returns, the confidentiality of taxpayer information, and the proper methods of negotiating taxpayer refund checks. Penalties for violations are specified in the Code.

     To represent a taxpayer before the IRS after the initial audit, an individual must meet certain requirements. Only an attorney, a certified public accountant or a person specifically enrolled to practice before the IRS can represent a taxpayer in such circumstances. Several of the employees of the Company meet such requirements. Most of the full-time employees of the Company, therefore, are limited in that they may appear as a representative of a taxpayer only through the stage of an audit examination at the office of a District Director, and then only upon complying with applicable regulations.

     Tax preparers are prohibited by regulations promulgated by the IRS from using information on a taxpayer's tax return for certain purposes involved in the solicitation of other business from such taxpayer without the consent of such taxpayer. The Company believes that it complies with all applicable IRS regulations.

     Neither the employees of the Company nor its affiliated financial planners generally give investment advice about particular investments to clients. Instead, financial planning services involve making clients aware of the types of vehicles available for savings, investment and planning for retirement and death, disability and other contingencies. Furthermore, any advice given by employees of the Company or affiliated financial planners is incidental to their work in connection with the purchases and sales of mutual fund shares and other securities. They are registered representatives of a broker/dealer and work under the supervision of such broker/dealer. Accordingly, the Company does not believe that it or any of its employees is required to register as an investment adviser with the Commission or any applicable state agency. In 1992, the staff of the Commission made written inquiries to the Company regarding a possible requirement for it to register as an investment adviser. The Company responded to such inquiries in March 1993 and has not received any other communication from the Commission on this subject. Since such date, JT Securities has registered as an investment advisor.

     If the Commission were to determine that, prior to the registration of JT Securities, as a securities broker/dealer and as an investment adviser, the Company was required to be registered as a broker/dealer and/or as an investment adviser, then the Company may be subject to regulatory action.

     The registered representatives themselves are strictly regulated in their activities as registered representatives of a securities broker/dealer under the Securities Act of 1934, as amended, and the rules and regulations promulgated thereunder, state regulation, the rules of the NASD and by the rules and regulations of the broker/dealer.

     JT Securities, is a registered broker/dealer under the Securities Exchange Act of 1934, as amended, and a member of the NASD, is subject to detailed rules and regulations, including extensive record keeping requirements, incumbent upon registered broker/dealers and investment advisors. JT Securities is also registered as an investment adviser under the Investment Advisers Act of 1940, and is subject, therefore, to the detailed rules and regulations promulgated thereunder.

     JT Securities has not registered as a broker/dealer in any states other than New York and Florida, although the Company has offices in ten other states. The Company does not believe that JT Securities is currently required to so register. The State of Washington made written inquiries in 1996 regarding possible requirements for JT Securities to register as a securities broker/dealer in the State of Washington. The Company responded to such inquiries and has not received any further communication from the State of Washington in this regard.

EMPLOYEES

     At September 30, 1997, the Company employed 219 persons on a full-time basis, including the Company's four officers. See "DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS." The Company's full-time employees include 110 professional tax preparers, 40 clerical and support staff persons, and 48 administrative personnel, who include the Company's executive officers. 21 employees are part of the Company's direct mail services division. During peak season the Company employs approximately 500 full-time employees.

     The Company also utilizes approximately 135 independent contractors who serve as registered representatives of Royal Alliance and/or as insurance agents as well as seasonal employees. See "DESCRIPTION OF BUSINESS -- Seasonality."

     The Company's offices are partially staffed by financial planners who are affiliated with the Company as independent contractors, particularly during the off season. The Company also retains seasonal employees. See "DESCRIPTION OF BUSINESS -- Seasonality." During a portion of the year, approximately ten of the Company's offices are not staffed full-time by employees and/or full-time financial planning affiliates of the Company. During such periods, such offices are staffed part-time by affiliated financial planners and calls to such offices when no personnel are present are forwarded automatically to an office of the Company that is fully staffed.

                            DESCRIPTION OF PROPERTY

     The Company provides services to its clients at 121 local offices in thirteen states: Forty one in New York, sixteen in New Jersey, nine in Arizona, nine in Florida, nine in Ohio, seven in Maryland, seven in Connecticut, seven in Washington, six in Massachusetts, five in Nevada, two in Pennsylvania, two in California and one in Kentucky. Eight of such offices opened in January 1997. A majority of the offices are leased in commercial office buildings. Most of the Company's offices are leased pursuant to standard form office leases, although ten offices are leased on an oral month-to-month basis. The leases range in remaining terms from one to seven years. The Company's rental expense during its fiscal year ended June 30, 1997 was $1,884,768. The Company believes that any of its offices could be replaced with comparable office space, however location and convenience is an important factor in marketing the Company's services to its clients. Since the Company advertises in the geographic area surrounding the office location, the loss of such a office that is not replaced with a nearby office could adversely affect the Company's business at that office.

     The Company needs less than 1,000 square feet of usable floor space to operate an office, and its needs can be flexibly met in a variety of real estate environments. Therefore, the Company believes that its facilities are adequate for its current needs.

     The Company also owns two buildings housing two of its offices, one in Babylon, New York and the other in Palmer, Massachusetts.

                               LEGAL PROCEEDINGS

     There are no material proceedings currently pending against the Company.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

                                                                                   EXECUTIVE OFFICER
                                                                                      OR DIRECTOR
NAME                               AGE     POSITION                                      SINCE
---------------------------------  ---     ------------------------------------    -----------------
James Ciocia.....................  41      Chief Executive Officer, President            11/81
                                           and Director
Thomas Povinelli.................  37      Chief Operating Officer, Chief                11/84
                                           Financial Officer and Director
Gary Besmer......................  56      Vice President and Director                   11/84
Kathryn Travis...................  49      Secretary, Vice President and                 11/89
                                           Director
Seth A. Akabas...................  41      Director                                       4/95
Louis P. Karol...................  39      Director                                       4/95

 James Ciocia, Chief Executive Officer, President and Director

     Mr. Ciocia is a principal founder of the Company. He opened his first office in 1981 and has served in his current capacity since that time. In addition to serving the company as its Chief Executive Officer, he prepares tax returns, serves as a life insurance agent and sells life and other insurance products to clients of the Company. Mr. Ciocia is a Registered Representative of JT Securities and is a Registered Representative of Royal Alliance. A graduate of St. John's University with a B.S. degree in accounting, he is a member of the International Association for Financial Planners.

 Thomas Povinelli, Chief Operating Officer, Chief Financial Officer and Director

     Mr. Povinelli began his tenure with the Company as an accountant in 1983 and has served as an executive officer since November 1984. In addition to supervising the opening of all new offices, he prepares tax returns, serves as a life insurance agent, selling life and other insurance products to clients as well as effecting transactions in mutual funds shares and other securities. Mr. Povinelli is a Registered Representative of JT Securities and Royal Alliance. He graduated from Iona College with a B.S. in accounting.

  Gary Besmer, Vice President and Director

     Mr. Besmer joined the company as an accountant in 1983 after retiring from the New York City Police Department. He has served as an executive officer and a director of the company since November 1984. Mr. Besmer prepares tax returns and manages the company's Rockville Centre office. Mr. Besmer is a Registered Representative of JT Securities and Royal Alliance. He is a graduate of the New York Institute of Technology with a B.A. in behavioral science and a minor in accounting.

  Kathryn Travis, Secretary, Vice President and Director

     Ms. Travis began her career with the Company in 1986 as an accountant and has served as Vice President and a director since November 1989. She prepares tax returns and manages the company's Great Neck office. She also serves as President, a director and a Registered Representative of JT Securities and is a Registered Representative of Royal Alliance. Ms. Travis graduated from the College of New Rochelle with a B.A. in mathematics.

  Seth A. Akabas, Director

     Since June 1991, Mr. Akabas has been a partner at the law firm of Akabas & Cohen. Mr. Akabas is a graduate of Princeton University with a BA degree in economics and a graduate of Columbia University Schools of Law and Journalism.

  Louis P. Karol, Director

     Mr. Karol has been a partner of the law firm of Karol, Hausman & Sosnick and its predecessors for more than the prior five years. Mr. Karol is a graduate of George Washington University and a graduate of Cardozo Law School and has received an LLM degree in Taxation from New York University School of Law. Mr. Karol is a Certified Public Accountant. Mr. Karol is on the Board of Directors of the Long Island Chapter of the International Association of Financial Planning.

BOARD OF DIRECTORS

     Each director is elected for a period of one year at the Company's annual meeting of stockholders and serves until his or her successor is duly elected by the stockholders. Officers are elected by and serve at the will of the Board of Directors. The Company has a stock option plan committee and an audit committee of its Board of Directors. The Company has no nominating, compensation or other committees. The Stock Option Plan Committee administers the Company's 1993 Joint Incentive and Non-Qualified Stock Option Plan and the 1997 Common Stock and Incentive and Non-Qualified Stock Option Plan of Gilman & Ciocia, Inc. The audit committee is responsible for carrying out the functions specified in Section 6 of Schedule E of the NASD by-laws. These functions include: (i) review of the scope of each audit of the Company, (ii) review, with the independent auditors, of the Company's accounting practices and policies, (iii) review, with the independent auditors, of their final report, (iv) review of the Company's overall accounting and financial controls with internal and independent auditors, and (v) consultation, as needed, with the independent auditors.

                     REMUNERATION OF OFFICERS AND DIRECTORS

MANAGEMENT

                           SUMMARY COMPENSATION TABLE

                                         FISCAL      ANNUAL                      OTHER         OPTIONS
      NAME AND PRINCIPAL POSITION         YEAR       SALARY       BONUS*      COMPENSATION     (SHARES)
---------------------------------------  ------     --------     --------     ------------     -------
James Ciocia...........................   1995      $267,200     $163,000            -0-        18,850
  Chief Executive Officer                 1996      $267,200     $240,000       $ 30,500(1)        -0-
  President and Director                  1997      $251,200     $240,000       $  9,580(2)     10,000

Thomas Povinelli.......................   1995      $259,600     $125,000            -0-        18,850
  Chief Operating Officer,                1996      $339,300     $145,000       $ 78,600(3)        -0-
  and Director                            1997      $199,951     $210,000       $  9,951(4)     10,000

Gary Besmer............................   1995      $145,100     $  2,000            -0-        11,310
  Vice President and                      1996      $168,800     $  3,000       $ 19,000(5)        -0-
  Director                                1997      $142,149     $  1,000       $  7,149(6)     10,000

Kathryn Travis.........................   1995      $156,300     $  4,000            -0-        14,170
  Secretary, Vice President               1996      $166,200     $ 19,000       $ 49,300(7)        -0-
  and Director                            1997      $142,149     $  3,000       $  7,149(8)     10,000

---------------
  * Represents commission earned from non-affiliated entities.

(1) Includes $11,000 for auto expense and $19,500 for forgiveness of loan.

(2) Auto expense.

(3) Includes $18,600 for auto expense and $60,000 for forgiveness of loan.

(4) Auto expense.

(5) Includes $7,000 for auto expense and $12,000 for forgiveness of loan.

(6) Auto expense.

(7) Includes $8,900 for auto expense, $32,300 for forgiveness of loan and $8,100 for health insurance.

(8) Auto expense.

         AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                               OPTION/SAR VALUES

                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                        OPTIONS/SARS AT                OPTIONS/SARS
                                                      FISCAL YEAR-END(#)            FISCAL YEAR-END($)
                      NAME                         EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(1)
-------------------------------------------------  -------------------------   ----------------------------
James Ciocia.....................................        133,370 / --                 $279,200 / --
Thomas Povinelli.................................        135,370 / --                  279,200 / --
Gary Besmer......................................         85,223 / --                  175,772 / --
Kathryn Travis...................................        104,039 / --                  214,580 / --

---------------
(1) Based on a year-end fair market value of the underlying securities equal to $2 1/16.

     Messrs. Ciocia, Povinelli and Besmer and Ms. Travis earn commissions from the sale of securities and insurance products to clients of JT Securities out of which commissions such individuals compensate JT Securities for clerical and support services and client references. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

DIRECTORS

     Directors of the Company receive no compensation for serving as a director.

STOCK OPTION PLAN

     On September 14, 1993, the Company adopted the Company's 1993 Joint Incentive and Non-Qualified Stock Option Plan, as amended October 14, 1993 (the "Plan"), pursuant to which the Company may grant options to purchase up to an aggregate of 816,000 shares. Such options may be intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or they may be intended not to qualify under such Section ("Non-Qualified Options").

     The Plan is administered by the committee of two independent directors of the Board of Directors of the Company, which has authority to determine the persons to whom the options may be granted, the number of shares of Common Stock to be covered by each option, the time or times at which the options may be granted or exercised, whether the options will be Incentive Options or Non-Qualified Options, and other terms and provisions of the options. The exercise price of the Incentive Stock Options granted under the Plan may not be less than the fair market value of a share of Common Stock on the date of grant (110% of such value if granted to a person owning in excess of ten percent of the Company's securities). Options granted under the Plan may not have a term longer than 10 years from the date of grant (five years if granted to a person owning in excess of ten percent of the Company's securities) and may not be granted more than ten years from the date of adoption of the Plan.

     To the date of this Prospectus, Non-Qualified Options to purchase 83,604 shares, 83,604 shares, 50,163 shares, and 62,710 shares of Common Stock at the price of $2.60 per share have been granted under the Plan to James Ciocia, Thomas Povinelli, Gary Besmer and Kathryn Travis, respectively; Non-Qualified Options to purchase 41,766 shares, 41,766 shares, 25,060 shares, and 31,329 shares of Common Stock at the price of $3.65 per share have been granted under the Plan to James Ciocia, Thomas Povinelli, Gary Besmer and Kathryn Travis, respectively; Non-Qualified Options to purchase 18,850 shares, 18,850 shares, 11,310 shares, and 14,170 shares of Common Stock at the price of $2.50 per share have been granted under the Plan to James Ciocia, Thomas Povinelli, Gary Besmer and Kathryn Travis, respectively. In total, the Company has granted options to purchase 485,002 shares and options to purchase 330,998 shares remain to be granted under the Plan.

     On May 19, 1997, the Company adopted the Company's 1997 Common Stock and Incentive and Non-Qualified Stock Option Plan of Gilman & Ciocia, Inc. (the "1997 Plan"). Under the 1997 Plan, the Company may issue shares of Common Stock and grant options to purchase up to an aggregate of 300,000 shares. Such options may be intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Incentive Options"), or they may be intended not to qualify under such Section ("Non-Qualified Options"). No Incentive Options will be issued pursuant to the 1997 Plan until such 1997 Plan is approved by the shareholders of the Company.

     The 1997 Plan is administered by the committee of two independent directors of the Board of Directors of the Company, which has authority to determine the persons to whom stock is issued, the persons to whom the options may be granted, the number of shares of Common Stock to be covered by each option, the time or times at which the options may be granted or exercised, whether the options will be Incentive Options or Non-Qualified Options, and other terms and provisions of the options. The exercise price of the Incentive Stock Options granted under the Plan may not be less than the fair market value of a share of Common Stock on the date of grant. Options granted under the Plan may not have a term longer than 10 years from the date of grant and may not be granted more than ten years from the date of adoption of the Plan.

INDEMNIFICATION

     The Company's Certificate of Incorporation includes a provision that eliminates or limits the personal financial liability of the Company's directors, except in situations where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or violation of the law.

     In addition, the Company's By-laws include provisions to indemnify its officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against such persons by reason of serving or having served as officers, directors or in other capacities, except in relation to matters with respect to which persons shall be determined to have acted not in good faith, unlawfully or not in the best interests of the Company. With respect to matters as to which the Company's officers and directors and others are determined to be liable for misconduct or negligence in the performance of their duties, the Company's By-laws provide for indemnification only to the extent that the Company determines that such person acted in good faith and in a manner not opposed to the best interests of the Company.

     INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of November 30, 1997, to the extent known to the Company, the ownership of the Company's Common Stock, par value $.01 per share, by (i) each person who is known by the Company to own of record or beneficially more than 5% of the issued and outstanding Common Stock, (ii) each of the Company's directors and executive officers, and (iii) all directors and executive officers as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

                                                                       AMOUNT AND NATURE
                                                                         OF BENEFICIAL       PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                                       OWNERSHIP         OF CLASS
--------------------------------------------------------------------  --------------------   --------
James Ciocia........................................................        1,050,473(1)       18.4%
  17 Folgers Lane
  Dix Hills, NY 11746
Thomas Povinelli....................................................        1,093,473(2)       19.1%
  3427 Bayfront Place
  Baldwin, NY 11510
Gary Besmer.........................................................          548,480(3)        9.7%
  35 Deer Run
  East Islip, NY 11730
Kathryn Travis......................................................          368,185(4)        6.5%
  31 Wood Lane
  Lattingtown, NY 11560
Seth Akabas.........................................................            8,966(5)         .2%
  245 West 107th Street
  New York, NY 10025
Louis Karol.........................................................              780           .01%
  28 Fairview Avenue
  East Williston, NY 11596
Steven Gilbert......................................................          586,154(6)        9.9%
  2420 Enterprise Road; Suite 100
  Clearwater, FL 34623
All directors and officers as a group (6 persons)...................        3,070,357          50.8%

---------------
(1) Includes 83,604 shares, 41,766 and 10,000 shares of Common Stock issuable upon the exercise of currently exercisable options at prices of $2.60, $3.65 and $2.75 respectively.

(2) Includes 83,604 shares, 41,766 and 10,000 shares of Common Stock issuable upon the exercise of currently exercisable options at prices of $2.60, $3.65 and $2.75, respectively.

(3) Includes 50,163 shares, 25,060 and 10,000 shares of Common Stock issuable upon the exercise of currently exercisable options at prices of $2.60, $3.65 and $2.75, respectively.

(4) Includes 62,710 shares, 31,329 and 10,000 shares of Common Stock issuable upon the exercise of currently exercisable options at prices of $2.60, $3.65 and $2.75, respectively.

(5) Includes 8,081 shares owned by the law firm of Akabas & Cohen of which Mr. Akabas is a partner.

(6) Includes 246,154 shares owned by the Gilbert Family Limited Partnership of which Steven Gilbert is a 97% beneficiary. In addition, includes 340,000 shares issuable upon exercise of options at $3.50 per share.

                   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Each of James Ciocia, Thomas Povinelli, Gary Besmer and Kathryn Travis, acts as a Registered Representative for Royal Alliance and as an authorized agent for insurance carriers.

     Mr. Ciocia earned gross commissions from sales of securities and insurance products in connection with his work with the Company equal to approximately $271,000 in the Company's 1997 fiscal year and $250,000 in the Company's 1996 fiscal year and paid approximately $103,000, and $95,000 in such years to the Company for clerical, support staff, office space and client references.

     Mr. Povinelli earned gross commissions from sales of securities and insurance products in connection with his work with the Company equal to approximately $210,000 in the Company's 1997 fiscal year, $145,000 in the Company's 1996 fiscal year and paid approximately $80,000 and $55,000 in such years to the Company for clerical, support staff, office space and client references.

     Mr. Besmer earned gross commissions from sales of securities and insurance products in connection with his work with the Company equal to approximately $1,000 in the Company's 1997 fiscal year and $3,000 in the Company's 1996 fiscal year and paid approximately $500 and $1,000 in such years to the Company for clerical, support staff, office space and client references.

     Ms. Travis earned gross commissions from sales of securities and insurance products in connection with her work with the Company equal to approximately $3,000 in the Company's 1997 fiscal year and $19,000 in the Company's 1996 fiscal year and paid approximately $1,000 and $7,000 in such years to the Company for clerical, support staff, office space and client references.

     In 1991, the four principal shareholders, Messrs. Ciocia, Povinelli and Besmer and Ms. Travis, personally agreed to purchase the Common Stock of a former stockholder and executed and delivered a promissory note in the original principal amount of $360,000 in connection with such purchase. From 1991 through 1994, annual payments thereunder, in the amount of approximately $75,000 with interest, were advanced by the Company, and each shareholder's allocable portion thereof was deducted from his or her salary that would otherwise be payable by the Company. In January 1995, the Company paid such former shareholder in full on behalf of the four principal shareholders. In January and July 1995, the four principal shareholders agreed to surrender a total of 96,964 shares of Common Stock in lieu of repayment of such loans advanced by the Company. In such transactions, such Common Stock was valued at its then current market price.

     The four principal shareholders, Messrs. Ciocia, Povinelli and Besmer and Ms. Travis, personally guaranteed the repayment of the Company's long-term loan in the amount of $500,000 from State Bank of Long Island as well as the seasonal loans in the form of lines of credit as described in the Management's Discussion and Analysis Section. Such shareholders received no consideration for such guarantees other than their salaries and other compensation.

     On July 1, 1995, the Company, Ralph Esposito, who was then its Chief Financial Officer, Kathryn Travis, a executive officer of the Company, four individuals who are relatives of the officers and an employee of the Company formed ATM Partners, LP (the "Partnership"). Such individuals and their initial investments are as follows: Madeline Esposito, the wife of the former Chief Financial Officer -- $196,000, Anna Saras, the wife of the present Chief Financial Officer -- $198,000, Thomas Povinelli, Sr., father of the present Chief Financial Officer -- $71,000, Tracy Ciocia, wife of the
President -- $150,000, and Joseph Bonocore, an employee -- $10,000. The Company's initial investment was $348,000 and Kathryn Travis' initial investment was $6,000. At June 30, 1997, the Company had a 41% interest in the Partnership and recognized income of approximately $73,000 and $198,000 from the Partnership for the years ended June 30, 1997 and 1996. During fiscal year 1997 the Partnership began liquidating its investments and distributing its assets to its partners. The liquidation of the Partnership is expected to be completed during fiscal year 1998.

     In November 1995, the four executive officers and Ralph Esposito, then the Company's chief financial officer, sold options to purchase a total of 65,000 shares at $2.50 per share to Rummco, Ltd., a Cayman Islands company. In connection with such sale, the Company agreed to consent to such sale and register shares underlying such options with the registration statement of which this Prospectus is a part. These options to purchase shares of common stock were subsequently sold to Rozel International Holding, Ltd. in an agreement dated June 10, 1996.

     The Company holds term loans due from officers/stockholders aggregating $350,000. These loans are due in fully amortizing biweekly installments (including interest at 7% per annum) commencing October 3, 1997 through maturity on June 30, 2000.

                              PLAN OF DISTRIBUTION

     The Common Stock and Redeemable Warrants registered hereby will be issued by the Company to the holders of the applicable convertible security upon the exercise thereof by such holders. The Company may engage in solicitations through its officers and directors or through placement agents to induce the holders of such securities to exercise them. In addition, the Company has the right to redeem Redeemable Public Warrants at a price of $.01 per share, provided that Redeemable Public Warrantholders will have 30 days to exercise in the case of such redemption. If the Company redeems the Redeemable Public Warrants however, the volume of warrantholders exercising the warrants may depress the market price of the Common Stock. Upon exercise, the Common Stock and Redeemable Public Warrants will be held by such holders and any further distribution will not be in the Company's control.

     The Company has retained First Colonial Securities Group Inc. ("First Colonial") pursuant to a letter agreement (the "Letter Agreement") dated October 31, 1997 to provide investment banking advisory services to the Company in connection with the registration of which this prospectus is a part and the possible solicitation of warrantholders and other steps to induce them to exercise such warrants, including, without limitation, the possible redemption of the Redeemable Public Warrants. The Letter Agreement provides for a fee of $135,000, $35,000 of which has already been paid, and $100,000 of which will be due and payable upon the redemption of the Redeemable Public Warrants or the exercise of a majority of the Redeemable Public Warrants, in either case on or before June 30, 1998. If the $100,000 becomes due and payable, then the Company will also pay to First Colonial a nonaccountable expense allowance equal to $25,000. If First Colonial's engagement is terminated on or after June 30, 1998, then the Company will reimburse First Colonial for its reasonable expenses incurred in connection with its performance.

     The Letter Agreement also provides for the Company to indemnify First Colonial from any liability arising in the course of its performance except to the extent a liability arises out of First Colonial's negligence or misconduct.

                            SELLING SECURITY HOLDERS

     All of the shares of Common Stock (collectively, the "Shares") offered herein for the accounts of the persons identified in the following table (the "Selling Security Holders") may be sold from time to time. The Selling Security Holders and the amount of securities that may be acquired by each are set forth below.

     All of the Shares, which will be offered by the Selling Security Holders, may be acquired by them as follows: 65,000 shares at an exercise price of $2.50 pursuant to outstanding employee options sold to Rozel International Holding, Ltd., 101,566 shares of Common Stock and 50,783 Redeemable Public Warrants issuable to Patterson Travis, Inc. may be acquired at a price of $8.40 per unit, each unit consisting of two shares of Common Stock and one Public Redeemable Warrant, and 50,783 shares of Common Stock issuable to Patterson Travis, Inc. upon exercise of the Redeemable Public Warrants that are issuable upon exercise of the Underwriter's Warrants may be acquired at a price of $4.67. As of the date of this Prospectus, no Selling Security Holder has exercised any of the warrants or options described above.

                                                                                            PERCENTAGE
                                                          AMOUNT OF        AMOUNT OF        OF COMMON
                                                           COMMON            COMMON           STOCK
                                                         STOCK OWNED         STOCK         OWNED AFTER
   SELLING SECURITY HOLDER AND POSITION TO COMPANY     BEFORE OFFERING      OFFERED       OFFERING(>1%)
-----------------------------------------------------  ---------------     ----------     --------------
Patterson Travis, Inc.,..............................      273,888           101,566(1)         2.2%
  underwriter of Company's initial public offering
Rozel International Holding, Ltd.....................       65,000            65,000            -0-

                                                             AMOUNT OF                       PERCENTAGE
                                                              PUBLIC          AMOUNT OF       OF PUBLIC
                                                            REDEEMABLE          PUBLIC       REDEEMABLE
                                                             WARRANTS         REDEEMABLE      WARRANTS
                                                               OWNED           WARRANTS      OWNED AFTER
    SELLING SECURITY HOLDER AND POSITION TO COMPANY       BEFORE OFFERING      OFFERED       OFFERING(>1%)
--------------------------------------------------------  ---------------     ----------     -----------
Patterson Travis, Inc...................................       50,783            50,783          -0-
  original underwriter of Company's initial public
  offering

---------------
(1) Issuable upon exercise of the Redeemable Public Warrants that are issuable upon exercise of the Underwriter's Warrants.

                                                                                                STOCK
                                                            STOCK OWNED         STOCK        OWNED AFTER
    SELLING SECURITY HOLDER AND POSITION TO COMPANY       BEFORE OFFERING      OFFERED       OFFERING(>1%)
--------------------------------------------------------  ---------------     ----------     -----------
Edward Haas, employee...................................       64,286            16,072          -0-

PLAN OF DISTRIBUTION BY SELLING SECURITY HOLDERS

     No underwriter is involved in the distribution of the securities that may be owned by the Selling Security Holders, but rather sales will be made by the Selling Security Holders either directly or through one or more securities brokers or dealers in over-the-counter transactions on The NASDAQ Stock Market, or in privately negotiated transactions. At the time that a particular offer of any of the Shares is made by or on behalf of a Selling Security Holder, to the extent required, a Prospectus Supplement will be distributed that will set forth the number of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Shares purchased from the Selling Security Holder and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

     Shares sold in over-the-counter transactions will be sold at the current market prices at the time of sale, and any Shares sold in private transactions will be sold at prices acceptable to the buyer and seller. Broker-dealers through which the Selling Security Holders effect sales of the Shares may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation).

     The Selling Security Holders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     Under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the regulations promulgated thereunder, any person engaged in a distribution of Common Stock offered by this Prospectus may not simultaneously engage in market-making activities with respect to the Common Stock during the applicable "cooling off" period (9 days) prior to the commencement of such distribution. In addition, and without limiting the foregoing restriction, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, Rules 10b-6 and 10b-7 in connection with transactions in the Shares, which provisions may limit the timing of purchases and sales of shares of Common Stock by the Selling Security Holders.

     The Selling Security Holders will receive the entire proceeds from the sale of their Shares, less any commissions paid to brokers or dealers for executing such offers. Although the Company will not receive any funds from the sale of the Selling Security Holders' shares, the Company will pay for all expenses of the offering and will furnish current prospectuses to the Selling Security Holders at their request.

                           DESCRIPTION OF SECURITIES

UNITS

     Each Unit (a "Unit") issued upon the exercise of an Underwriter's Warrant consists of two shares of the Common Stock, par value $.01 per share, of the Company and one redeemable warrant (each a "Redeemable Public Warrant"), each Redeemable Public Warrant to purchase one additional share of such Common Stock at an exercise price of $4.67 per share. The Units are no longer traded as units, and the Common Stock and Redeemable Public Warrants composing the Units are separately transferrable.

COMMON STOCK

     The Company, a Delaware corporation, is authorized to issue nine million (9,000,000) shares of Common Stock, par value $.01 per share. At the date of this Prospectus the Company has five million, five hundred eighty-eight thousand, nine hundred twelve (5,588,912) shares of Common Stock outstanding. Upon payment in full of the subscription price therefor, the shares of Common Stock are not subject to further assessment or call.

     The following summary description of the Common Stock is qualified in its entirety by reference to the Company's Certificate of Incorporation, as amended. The holders of the Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Subject to the prior rights of any series of Preferred Stock that may from time to time be outstanding, if any, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding Common Stock is, and the Common Stock to be outstanding upon completion of this offering will be, validly issued, fully paid and nonassessable.

REDEEMABLE PUBLIC WARRANTS

     Each Redeemable Public Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $4.67 per share, subject to adjustment in the event of certain occurrences, such as stock dividends, splits and combinations. The Redeemable Public Warrants are exercisable September 9, 1998, by surrendering the certificate representing the Redeemable Public Warrant to the Company, or its authorized transfer agent, with the subscription form attached thereto properly completed and executed together with payment in full by certified or bank teller's check of the aggregate exercise price of all the Redeemable Public Warrants then exercised. The Redeemable Public Warrants are redeemable by the Company at a price of one cent ($.01) per Redeemable Public Warrant, provided that (i) notice of redemption is given to the Redeemable Public Warrantholder not less than thirty days prior to the date fixed for redemption; (ii) the aggregate average of the closing bid and asked quotations of the Common Stock shall have been at least 25% above the Redeemable Public Warrant Exercise Price per share for the twenty trading days ending on the third day prior to the day on which notice of redemption is given; and (iii) holders of the Redeemable Public Warrants shall be entitled to exercise Redeemable Public Warrants until the close of business on the day prior to the date fixed for redemption.

     The Company may at any time, and from time to time, extend the exercise period of the Redeemable Public Warrants provided that written notice of such extension is given to the Redeemable Public Warrantholders prior to the expiration date then in effect. Also, the Company may reduce the exercise price of the Redeemable Public Warrants for limited periods of time through the end of the exercise period. Changes in the terms of outstanding Redeemable Public Warrants may constitute an offering of a new security for which an appropriate registration statement (or post-effective amendment to the registration statement of which this Prospectus is a part) would have to be filed and declared effective prior to any exercise under such changed terms. In addition, the Company may be deemed to be engaged in a self tender offer or a going private transaction, which would result in additional required filings. The Company must give notice of any reduction of the exercise price to the Redeemable Public Warrantholders. The Company does not currently contemplate an extension of the exercise period or a reduction of the exercise price.

     Each Redeemable Public Warrant will be separable from the Units upon issuance and will be separately traded and quoted. No assurance can be given, however, that any trading market for the Redeemable Public Warrants will continue. Upon the expiration of the Redeemable Public Warrants following the exercise period referred to above, any market that might have existed for the Redeemable Public Warrants will terminate.

     The exercise price of the Redeemable Public Warrants and the number of shares issuable upon exercise will be adjusted upon the occurrence of certain events, including (a) the issuance of dividends payable in Common Stock, (b) subdivisions or combinations of the Common Stock, (c) the issuance of rights or options entitling the holder to acquire shares of Common Stock at less than the then current market price and the then current Redeemable Warrant Exercise Price, and (d) the issuance of shares of Common Stock or of obligations or other securities convertible into or exchangeable for shares of Common Stock, in each case for a consideration less than the then current market price and the then current Redeemable Warrant Exercise Price; provided that no adjustment will be required for the issuance of shares upon the exercise of conversion, option, warrant or other rights currently outstanding and described elsewhere in this Prospectus, and no adjustment will be required in the event that a merger or acquisition is undertaken by the Company, and no adjustment will be required upon the issuance or exercise of options under a bona fide employee stock option plan and in certain other circumstances.

     The Redeemable Public Warrants are being issued pursuant to a Warrant Agreement between the Company and Corporate Stock Transfer, Inc., as Warrant agent. Corporate Stock Transfer, Inc. will also act as the Company's transfer agent for its Common Stock. The foregoing brief description of the Redeemable Public Warrants is a summary of the rights and privileges of Redeemable Public Warrantholders, does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement, a copy of the form of which is an exhibit to the Registration Statement of which this Prospectus forms a part.

UNDERWRITER'S WARRANTS

     The Company granted to the underwriter of its initial public offering of securities five-year Underwriter's Warrants to purchase up to 50,783 Units exercisable until September 9, 1999, at $8.40 per Unit, subject to adjustment in the event of certain occurrences, such as stock dividends, splits and combinations. The Underwriter's Warrants also contain certain provisions further protecting the holder against dilution.

     The Underwriter's Warrants may be exercised by surrendering the certificate representing the Underwriter's Warrants to the Company, or its authorized transfer agent, with the subscription form attached thereto properly completed and executed together with payment in full of the aggregate exercise price. The Underwriter's Warrants and the securities underlying them are covered by the Registration Statement of which this Prospectus is a part.

PREFERRED STOCK

     The Company is authorized to issue 100,000 shares of Preferred Stock, none of which is outstanding, and the Company has no current understanding to issue any of such Preferred Stock. The Board of Directors of the Company is vested with authority to divide the authorized shares of Preferred Stock into one or more series of such shares and to fix and determine the relative rights and preferences of any such series. A series of such shares may, among other matters, establish (a) the number of shares of Preferred Stock to constitute such series and the designations thereof; (b) the rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue; (c) whether Preferred Stock may be redeemed, and, if so, the redemption price and the terms and conditions of redemption; (d) the liquidation preferences payable on Preferred Stock in the event of liquidation; (e) sinking fund or other provisions, if any, for redemption or purchase of such shares; (f) the terms and conditions by which Preferred Stock may be converted, if the series is issued with the privilege of conversion; and (g) voting rights, if any. The Board of Directors, without the approval of the Company's shareholders, has the power to authorize the issuance of Preferred Stock with voting and conversion rights that could adversely affect the voting power of the Common Stock. See "RISK FACTORS -- Preferred Stock May Inhibit Change of Control."

                 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

     BDO Seidman, LLP was dismissed as the independent accountants of the Company as of September 16, 1997. Such former independent accountants' report on the financial statements of the Company for the prior year did not contain an adverse opinion or disclaimer of opinion, and was not modified as to uncertainty, audit scope or accounting principles. The decision to replace the Company's independent accountants was made by the Company's Board of Directors. There was no disagreement with the former accountants, either that was resolved or that remained unresolved, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. On September 16, 1997, the Company engaged Arthur Andersen, LLP as its new independent certified public accountants.

                                 LEGAL MATTERS

     The legality of the securities offered hereby will be passed on for the Company by Akabas & Cohen, 488 Madison Avenue, 11th floor, New York, NY 10022. Akabas & Cohen is the beneficial and record owner of 8,966 shares of the Company's Common Stock. Seth Akabas, a partner in the law firm of Akabas & Cohen, is a director of the Company.

                                    EXPERTS

     The financial statements of the Company for the year ended June 30, 1996 included in this Prospectus have been included herein in reliance on the report by BDO Seidman, 330 Madison Avenue, New York, NY 10022, appearing elsewhere in this Prospectus and upon the authority of such firm as experts in auditing and accounting.

     The financial statements for the year ended June 30, 1997 included in this Prospectus constituting a part of this Registration Statement have been audited by Arthur Andersen, LLP, independent certified public accountants, to the extent and for the period set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in giving such report.

                             ADDITIONAL INFORMATION

     The Company has filed with the office of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, its Registration Statement on Form SB-2 (Registration No. 33-80627 under the Securities Act of 1933, with respect to the securities offered hereby (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information, reference is hereby made to the Registration Statement. Statements contained in the Prospectus as to the contents of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement and such other reports filed by the Company may be inspected without charge at the Public Reference Section of the Commission in Washington D.C. at the address set forth above, at the Commission's regional office in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60604, and at the Commission's office at 7 World Trade Center, New York, NY 10048, and copies of all or any part thereof may be obtained from the Commission at prescribed rates. Copies of this filing, reports, proxy and information statements and other information regarding the Company are available on the Commission's website at http://www.sec.gov.

     Any document or part thereof which is incorporated by reference within this Prospectus and not delivered herewith, will be provided, without charge, to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person; however, exhibits to documents that are incorporated by reference shall not be furnished unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates. Such information may be obtained by writing the Company at 475 Northern Boulevard, Great Neck, NY 11021, telephone (516) 482-4860, Attn:
Secretary.

                                    INDEX



                                                                      Page
                                                                      ----

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS                               F-2

FINANCIAL STATEMENTS:
    Consolidated Balance Sheet                                         F-3
    Consolidated Statements of Income                                  F-4
    Consolidated Statements of Stockholders' Equity                    F-5
    Consolidated Statements of Cash Flows                           F-6 - F-7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                          F-8 - F-19

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Gilman & Ciocia, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheet of Gilman & Ciocia, Inc. and subsidiaries as of June 30, 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Gilman & Ciocia, Inc. and subsidiaries as of June 30, 1996, were audited by other auditors whose report dated September 30, 1996, expressed an unqualified opinion on those statements.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gilman & Ciocia, Inc. and subsidiaries as of June 30, 1997 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

New York, New York
October 13, 1997

                      GILMAN & CIOCIA, INC. & SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                     SEPTEMBER 30,      JUNE 30,
                                                                         1997             1997
                                                                     -------------     ----------
                                                                      (UNAUDITED)
                                             ASSETS
Current Assets:
  Cash.............................................................   $ 2,524,315      $2,920,489
  Marketable securities............................................        66,568          49,658
  Accounts receivable, net of allowance for doubtful accounts of
     $87,500.......................................................     1,229,192       1,109,535
  Receivables from related parties, current portion................       394,296         373,039
  Prepaid expenses and other current assets........................       351,027         451,968
                                                                       ----------      ----------
     Total current assets..........................................     4,565,398       4,904,689
Property and equipment, net........................................     1,625,774       1,679,106
Intangible assets, net of accumulated amortization of $472,449
  (September 30, 1997) and $468,249 (June 30, 1997)................     1,075,737       1,147,297
Advances and notes receivable from financial planners, net of
  current portion..................................................        83,952         169,239
Receivables from related parties, net of current portion...........       402,295         447,806
Deferred tax assets................................................        27,889          27,899
Other assets.......................................................       715,767         649,540
                                                                       ----------      ----------
          Total assets.............................................   $ 8,496,812      $9,025,576
                                                                       ==========      ==========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings............................................   $   883,333      $  899,487
  Accounts payable.................................................       190,089         168,210
  Accrued expenses and other current liabilities...................       157,641         318,690
  Income taxes payable.............................................            --          68,200
                                                                       ----------      ----------
     Total current liabilities.....................................     1,231,063       1,454,587
                                                                       ----------      ----------
Long-term liabilities:
Long-term borrowings...............................................       466,667         552,000
                                                                       ----------      ----------
Commitments and contingencies (Note 8)
Stockholders' equity:
  Preferred stock -- $.001 par value -- shares authorized 100,000;
     none issued and outstanding...................................            --              --
  Common stock -- $.01 par value -- shares authorized 9,000,000;
     issued 5,588,913 shares (September 30, 1997) and 5,578,913
     shares (June 30, 1997)........................................        55,889          55,789
Paid-in capital....................................................     6,249,580       6,231,555
Retained earnings..................................................     1,480,729       1,593,369
Less -- Treasury Stock, at cost; 213,733 shares (September 30,
  1997) and 157,433 shares (June 30, 1997).........................      (789,951)       (638,556)
                                                                       ----------      ----------
                                                                        6,996,247       7,242,157
Stock subscriptions and accrued interest receivable................      (197,165)       (223,168)
                                                                       ----------      ----------
     Total stockholders' equity....................................     6,799,082       7,018,989
                                                                       ----------      ----------
          Total liabilities and stockholders' equity...............   $ 8,496,812      $9,025,576
                                                                       ==========      ==========

  The accompanying notes are an integral part of this consolidated statement.

                     GILMAN & CIOCIA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                           YEARS ENDED JUNE 30,
                                                                        ---------------------------
                                                                           1997            1996
                                             THREE MONTHS ENDED         -----------     -----------
                                                SEPTEMBER 30,
                                          -------------------------
                                             1997           1996
                                          ----------     ----------
                                          (UNAUDITED)    (UNAUDITED)
Revenues:
  Tax preparation fees..................  $  279,944     $  233,993     $ 9,921,967     $ 8,147,986
  Financial planning commissions........   1,801,672      1,368,421       6,961,602       5,671,905
  Direct mail services..................     359,844        557,386       2,188,320       2,689,786
                                          ----------     ----------     -----------     -----------
     Total revenues.....................   2,441,460      2,159,800      19,071,889      16,509,677
                                          ----------     ----------     -----------     -----------
Operating expenses:
  Salaries and commissions..............   1,047,521      1,301,430       7,581,136       6,690,091
  General and administrative expenses...     656,502        697,151       3,572,901       3,054,568
  Advertising...........................      29,187         22,694       2,819,941       2,585,125
  Direct mail costs.....................     202,104        379,210       1,136,347       1,682,108
  Rent..................................     486,043        468,333       1,884,768       1,502,788
  Depreciation and amortization.........     193,787        172,476         785,922         525,468
  Reimbursement of financial planning
     expenses...........................                                         --        (125,000)
                                          ----------     ----------     -----------     -----------
     Total operating expenses...........   2,615,144      3,041,294      17,781,015      15,915,148
                                          ----------     ----------     -----------     -----------
     Operating income...................    (173,684)      (881,494)      1,290,874         594,529
                                          ----------     ----------     -----------     -----------
Other income (expenses):
  Income (loss) from investment in
     partnership........................      20,913        (92,587)         73,127         198,165
  Interest income.......................      21,459         20,915          77,162          91,435
  Interest expense......................     (38,653)       (16,937)       (201,534)       (107,111)
  Rental income.........................       2,700          4,920          16,557          19,180
  Realized gain (loss) on sale of
     marketable securities..............     (16,213)                         6,580          91,175
  Unrealized gain on marketable
     securities.........................       1,157                          6,828              --
  Other income..........................      32,088
                                          ----------     ----------     -----------     -----------
     Total other income (expense).......      23,451        (83,689)        (21,280)        292,844
                                          ----------     ----------     -----------     -----------
Income (loss) before provision for
  income taxes..........................    (150,233)      (965,183)      1,269,594         887,373
Provision for income taxes..............     (37,593)      (378,085)        393,600         352,647
                                          ----------     ----------     -----------     -----------
          Net income (loss).............  $ (112,640)    $ (587,098)    $   875,994     $   534,726
                                          ==========     ==========     ===========     ===========
          Net income (loss) per share...  $    (0.02)    $    (0.11)    $      0.16     $      0.10
                                          ==========     ==========     ===========     ===========
Weighted average common and
  common equivalent shares:
  Primary...............................   5,461,216      5,550,582       5,572,854       5,916,044
  Fully diluted.........................   5,558,296      5,550,582       5,572,854       5,916,044

 The accompanying notes are an integral part of these consolidated statements.

                     GILMAN & CIOCIA, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                               STOCK
                            COMMON STOCK       ADDITIONAL                SUBSCRIPTIONS AND      TREASURY STOCK          TOTAL
                         -------------------    PAID-IN      RETAINED    ACCRUED INTEREST    --------------------   STOCKHOLDERS'
                          SHARES     AMOUNT     CAPITAL      EARNINGS       RECEIVABLE        SHARES     AMOUNT        EQUITY
                         ---------   -------   ----------   ----------   -----------------   --------   ---------   -------------
Balance, July 1, 1995... 5,634,864   $56,348   $5,815,194   $  660,838       $(773,980)       116,964   $(411,875)   $ 5,346,525
  Purchase of treasury
    stock...............        --        --           --           --          67,590         10,594     (67,590)            --
  Retirement of treasury
    stock...............  (127,558)   (1,276)          --     (478,189)             --       (127,558)    479,465             --
  Issuance of common
    stock...............    26,307       263       53,063           --              --             --          --         53,326
  Exercise of stock
    options.............    10,000       100       23,100           --              --             --          --         23,200
  Compensation
    recognized in
    connection with the
    issuance of stock
    options.............        --        --      232,782           --              --             --          --        232,782
  Repayments of stock
    subscriptions.......        --        --           --           --         310,809             --          --        310,809
  Issuance of stock
    subscriptions.......     6,969        70       39,930           --         (40,000)            --          --             --
  Accrued interest
    income..............        --        --           --           --         (22,433)            --          --        (22,433)
  Accrued tax benefit
    related to exercise
    of common stock
    options.............        --        --       20,006           --              --             --          --         20,006
Net income..............        --        --           --      534,726              --             --          --        534,726
                         ---------   -------   ----------   ----------      ----------       --------   ---------     ----------
Balance, June 30,
  1996.................. 5,550,582    55,505    6,184,075      717,375        (458,014)            --          --      6,498,941
  Purchase of treasury
    stock...............        --        --           --           --              --        175,900    (733,200)      (733,200)
  Reissuance of treasury
    stock...............        --        --      (53,093)          --              --        (18,467)     94,644         41,551
  Issuance of common
    stock...............    28,331       284      100,573           --              --             --          --        100,857
  Repayments of stock
    subscriptions.......        --        --           --           --         261,954             --          --        261,954
  Accrued interest
    income..............        --        --           --           --         (27,108)            --          --        (27,108)
  Net income............        --        --           --      875,994              --             --          --        875,994
                         ---------   -------   ----------   ----------      ----------       --------   ---------     ----------
Unaudited:
Balance, June 30,
  1997.................. 5,578,913    55,789    6,231,555    1,593,369        (223,168)       157,433    (638,556)     7,018,989
  Repayments of stock
    subscriptions.......        --        --           --           --          25,117             --          --         25,117
  Purchase of treasury
    stock...............        --        --           --           --              --         56,300    (151,395)      (151,395)
  Exercise of stock
    options.............    10,000       100       18,025           --              --             --          --         18,125
  Accrued interest
    income..............        --        --           --           --             886             --          --            886
  Net (loss)............        --        --           --     (112,640)             --             --          --       (112,640)
                         ---------   -------   ----------   ----------      ----------       --------   ---------     ----------
Balance, September 30,
  1997.................. 5,588,913   $55,889   $6,249,580   $1,480,729       $(197,165)       213,733   $(789,951)   $ 6,799,082
                         =========   =======   ==========   ==========      ==========       ========   =========     ==========

 The accompanying notes are an integral part of these consolidated statements.

                     GILMAN & CIOCIA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   THREE MONTHS ENDED
                                                     SEPTEMBER 30,             YEARS ENDED JUNE 30,
                                               --------------------------    ------------------------
                                                  1997           1996           1997          1996
                                               -----------    -----------    ----------    ----------
                                               (UNAUDITED)    (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)........................... $  (112,640)   $  (587,098)   $  875,994    $  534,726
  Adjustments to reconcile net income (loss)
     to net cash provided by (used in)
     operating activities:
     Compensation expense recognized in
       connection with the reissuance of
       treasury stock and the issuance of
       stock options..........................          --         27,735        41,551       232,782
     Depreciation and amortization............     158,500        172,464       785,922       525,468
     (Income) loss from investment in
       partnership............................     (20,913)        92,587       (73,127)     (198,165)
     Deferred tax provision (benefit).........          --        (57,417)      105,686      (133,585)
     Compensation expense recognized in
       connection with the forgiveness of
       officers' loans........................          --             --            --       123,899
     (Gain) loss on sale of marketable
       securities.............................      16,213             --        (6,580)      (91,175)
     Compensation expense recognized in
       connection with amortization of
       advances to financial planners.........      35,287        115,210       235,013        79,851
     Provisions for doubtful accounts.........          --         25,000        41,526        99,175
     Interest on stock subscriptions..........      (4,611)       (10,305)      (27,108)      (22,433)
     Gain on disposal of property and
       equipment..............................                                       --        (9,000)
     Unrealized gain on marketable
       securities.............................      (1,157)            --        (6,828)           --
     Proceeds from sale of marketable
       securities.............................      22,323             --        32,580     2,186,925
(Increase) decrease in:
  Accounts receivable.........................    (119,657)       178,595      (174,375)     (441,136)
  Advances to financial planners..............      54,662        (51,989)      (78,214)     (653,768)
  Security deposits...........................      (2,367)        (7,548)      (16,872)     (100,486)
  Prepaid expenses and other current assets...     (60,891)      (258,880)     (115,009)       26,786
  Accounts payable, accrued expenses and other
     current liabilities......................    (246,592)       (72,134)     (109,312)      461,998
  Income taxes payable........................          --             --         5,598            --
                                                 ---------      ---------    ----------    ----------
     Net cash provided by (used in) operating
       activities.............................    (281,843)      (433,780)    1,516,445     2,621,862
                                                 ---------      ---------    ----------    ----------
Cash flows from investing activities:
  Capital expenditures........................     (54,737)      (270,516)     (592,362)     (900,385)
  Acquisition of intangible assets............     (13,655)      (166,865)     (487,442)     (730,076)
  Investments.................................     (39,394)            --      (150,000)     (448,360)
  Purchase of marketable securities...........     (23,048)            --            --            --
  Proceeds from sales of investments..........          --             --       378,009            --
  Proceeds from related party transactions....     190,646        219,460       398,545       152,655
  Payments to related parties.................          --        (29,000)     (676,250)     (494,220)
                                                 ---------      ---------    ----------    ----------
     Net cash provided by (used in) investing
       activities.............................      59,812       (246,921)   (1,129,500)   (2,420,386)
                                                 ---------      ---------    ----------    ----------

                                                   THREE MONTHS ENDED
                                                     SEPTEMBER 30,             YEARS ENDED JUNE 30,
                                               --------------------------    ------------------------
                                                  1997           1996           1997          1996
                                               -----------    -----------    ----------    ----------
                                               (UNAUDITED)    (UNAUDITED)
Cash flows from financing activities:
  Acquisition of treasury stock...............    (151,395)            --      (733,200)           --
  Proceeds from bank and other loans..........          --        250,000     3,602,000     2,297,222
  Payments of bank and other loans............    (101,487)      (547,934)   (2,859,262)   (2,000,000)
  Proceeds from sale of common stock and
     exercise of stock options................      18,125             --       100,857        76,526
  Proceeds from stock subscriptions...........      30,614         19,387       261,954       310,809
  Incurrence of deferred registration costs...      30,000             --       (60,600)           --
                                                 ---------      ---------    ----------    ----------
     Net cash provided by (used in) financing
       activities.............................    (174,143)      (278,547)      311,749       684,557
                                                 ---------      ---------    ----------    ----------
Net increase (decrease) in cash...............    (396,174)      (959,248)      698,694       886,033
Cash, beginning of period.....................   2,920,489      2,221,795     2,221,795     1,335,762
                                                 ---------      ---------    ----------    ----------
Cash, end of period........................... $ 2,524,315    $ 1,262,547    $2,920,489    $2,221,795
                                                 =========      =========    ==========    ==========
Supplemental disclosures of cash flows
  information:
  Cash paid during the period for --
     Interest................................. $    34,012    $    16,937    $  196,405    $  107,184
     Income taxes.............................      58,830         22,515       439,724       449,276
  Noncash transactions --
     Liquidation of investment in partnership
       into Marketable securities.............          --             --        68,830            --
     Reissuance of treasury stock at fair
       value..................................          --             --        94,644            --
     Issuance of common stock in exchange for
       stock subscriptions receivable.........          --             --            --        40,000
     Acquisition of treasury stock and
       write-off of stock subscriptions
       receivable.............................          --             --            --        67,590
     Retirement of all outstanding treasury
       stock..................................          --             --            --       479,465

 The accompanying notes are an integral part of these consolidated statements.

                     GILMAN & CIOCIA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION PERTAINING TO THE THREE-MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND
                               1996 IS UNAUDITED)

1.  ORGANIZATION AND NATURE OF BUSINESS

  Business

     Gilman & Ciocia, Inc. and subsidiaries (the "Company"), which is incorporated in Delaware, provides income tax preparation and financial planning services to individuals and businesses as well as direct mail services through its Progressive Mailing Services ("Progressive") division. The Company has three wholly owned subsidiaries, two of which are inactive. The active subsidiary, JT Securities ("JT"), is a registered broker-dealer and investment advisor, pursuant to the provisions of the Securities Exchange Act of 1934 and the Investment Advisors Act of 1940.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the accounts of all majority-owned subsidiaries. All significant intercompany transactions have been eliminated.

     The Company's investments in 20% to 50% owned companies in which it has the ability to exercise significant influence over operating and financial policies are accounted for on the equity method. Accordingly, the Company's share of the earnings of these companies is included in consolidated net income.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  Marketable Securities

     The Company has classified its short-term investments in debt instruments as trading securities that are reported at fair value with unrealized gains and losses included in earnings.

  Advances to Financial Planners

     The Company entered into agreements with independent financial planners ("Planners"), which require the Planners to become captive agents of the Company. In connection therewith, the Company advanced funds to financial planners. The agreements require the advances to be forgiven over three years as long as the Planners remain with the Company. As such, all advances are amortized on a straight-line basis over three years.

  Property and Equipment

     Property and equipment are carried at cost. Depreciation and amortization are determined using straight-line or accelerated methods over the estimated useful lives of the assets or, for leasehold improvements, over the lease terms which range from one to seven years.

  Intangible Assets

     Intangible assets represent the costs of $1,548,186 and $1,615,546 for September 30, 1997 and June 30, 1997, respectively, to acquire lists of customer accounts and related covenants not to compete. Amortization is computed on a straight-line basis over a period of five years and amounted to $85,714, $70,777, $274,613,

                     GILMAN & CIOCIA, INC. AND SUBSIDIARIES

$190,817 for the three-month periods ended September 30, 1997 and 1996 and the years ended June 30, 1997 and 1996, respectively.

     The Company's operational policy for the assessment and measurement of any impairment in the value of the intangible assets acquired which is other than temporary is to evaluate the recoverability and remaining life of the intangible assets and determine whether the intangible assets should be completely or partially written-off or the amortization period accelerated. The Company will recognize impairment in the value of the intangible assets if the estimated future operating cash flows of the relevant assets acquired are determined to be less than their carrying amount. If the Company determines that impairment has occurred, the measurement of the impairment will be equal to the excess of the carrying amount of the intangible assets over the amount of the undiscounted estimated operating cash flows.

     For the three-month periods ended September 30, 1997 and 1996 and the years ended June 30, 1997 and 1996, the Company acquired customer lists and entered into non-competition agreements for approximately $14,000, $167,000, $487,000 and $730,000, respectively.

  Impairment of Long-Lived Assets

     During March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of LongLived Assets and Long-Lived Assets to Be Disposed Of." The Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that full recoverability is questionable. Management evaluates the recoverability of its intangible assets and other long-lived assets and several factors are used in the valuation including, but not limited to, management's plans for future operations, recent operating results and projected cash flows. The Company adopted SFAS No. 121 in fiscal 1997, the adoption of which did not have a material adverse effect on the results of operations or financial condition.

  Deferred Rent

     Certain of the Company's lease agreements provide for scheduled rent increases during the lease term or for rental payments commencing at a date other than initial occupancy. Provision has been made for the excess of operating lease rental expense, computed on a straight-line basis over the lease term, over cash rentals paid.

  Revenue Recognition

     The Company recognizes all revenues upon completion of the services associated with income tax preparation and direct mail services. Securities transactions and related commission revenue and expenses are recognized on a trade date basis.

     JT utilizes financial planners that are independent contractors of the Company pursuant to which the Company receives a portion of the commission revenues generated by these individuals in exchange for providing client referrals, office space, and clerical and secretarial support.

  Advertising

     The cost of advertising is expensed as incurred.

  Income Taxes

     Income taxes have been provided using the liability method in accordance with SFAS No. 109 "Accounting for Income Taxes." Under SFAS 109, deferred tax assets and liabilities are determined based on

                     GILMAN & CIOCIA, INC. AND SUBSIDIARIES
differences between the financial reporting and tax basis of assets and liabilities and are measured by applying estimated tax rates and laws to taxable years in which such differences are expected to reverse.

  Stock-based Compensation

     Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation," encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation awards to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for stock options awarded to key employees and directors is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the amount an employee or director must pay to acquire the stock.

     As required, the Company has adopted SFAS No. 123 to account for stock-based compensation awards to outside consultants. Accordingly, compensation costs for stock option awards granted to outside consultants is measured at the date of grant based on the fair value of the award using the Black-Scholes option pricing model. (Note 9).

  Net Income Per Share

     Primary and fully diluted earnings per share are computed using the treasury stock method, modified for stock options and warrants outstanding in excess of 20% of the total outstanding shares of common stock. Under this method, the aggregate number of shares outstanding reflects the assumed use of proceeds from the hypothetical exercise of the outstanding options and warrants, unless the effect on earnings is anti-dilutive. The assumed proceeds are used to repurchase shares of common stock at the average market value during the period to a maximum of 20% of the shares outstanding. The balance of the proceeds, if any, are used to reduce outstanding debt with the assumed interest expense savings being added to the results of operations for the reported period.

     Fully diluted earnings per share also reflects the assumed use of proceeds from the hypothetical exercise of options and warrants to purchase common stock at the ending market price for the reported period.

  Fair Value of Financial Instruments

     The carrying amounts of financial instruments, including cash, marketable securities, accounts receivable, notes receivable, accounts payable and borrowings, approximated fair value as of September 30, 1997 and June 30, 1997, because of the relatively short-term maturity of these instruments and their market interest rates.

  Recent Accounting Pronouncements

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings Per Share." This statement establishes new standards for computing and presenting earnings per share (EPS), replacing the presentation of currently required primary EPS with a presentation of basic EPS. For entities with complex capital structures, the statement requires the dual presentation of both basic EPS and diluted EPS on the face of the statement of operations. Under this new standard, basic EPS is computed based on weighted average shares outstanding and excludes any potential dilution. Diluted EPS reflects potential dilution from the exercise or conversion of securities into common stock or from other contracts to issue common stock. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, and earlier application is not permitted. When adopted, the

                     GILMAN & CIOCIA, INC. AND SUBSIDIARIES

Company will be required to restate its EPS data for all prior periods presented. The Company does not expect the impact of the adoption of this statement to be material to previously reported EPS amounts.

  Interim Periods Presented

     The interim consolidated financial statements for the three months ended September 30, 1997 and 1996 are unaudited. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. Operating results for the three month period ended September 30, 1997, are not necessarily indicative of the results that may be expected for the year ending June 30, 1998.

3.  RECEIVABLES FROM RELATED PARTIES

                                                                      SEPTEMBER 30,     JUNE 30,
                                                                          1997            1997
                                                                      -------------     --------
Notes receivable from officers/stockholders of the Company that are due in aggregate bi-weekly installments of $2,295 (including interest at 7% per annum) commencing October 3, 1997 through June
  30, 2000..........................................................    $ 350,000       $350,000
Notes receivable of $52,250 and $100,000 from independent
  contractors/ stockholders of the Company due on December 18, 1997 and June 19, 1999, respectively. Interest is charged at 9% and 6%
  per annum, respectively...........................................      152,250        152,250
Receivable from stockholder of the Company, due in bi-weekly
  installments of $3,156 through June 15, 1999......................      131,340        147,362
Note receivable from stockholder of the Company due on October 9,
  1997. Interest is charged at 8% per annum.........................      115,989        113,989
Other...............................................................       47,012         57,244
                                                                         --------       --------
                                                                          796,591        820,845
Less -- Current portion.............................................      394,296        373,039
                                                                         --------       --------
                                                                        $ 402,295       $447,806
                                                                         ========       ========

     Interest income from these receivables was approximately $4,600, $3,200, $10,000, and $13,000 for the three-month periods ended September 30, 1997 and 1996 and the years ended June 30, 1997 and 1996, respectively.

4.  ADVANCES AND NOTES RECEIVABLE FINANCIAL PLANNERS

     Advances and notes receivable -- financial planners consist of the following:

                                                              SEPTEMBER 30,     JUNE 30,
                                                                  1997            1997
                                                              -------------     --------
        Unamortized portion of non-interest bearing advances
          to financial planners.............................    $ 251,945       $287,232
        Notes receivable from financial planner due December
          4, 1998. Interest is charged at 6% per annum......           --         57,500
                                                                 --------       --------
                                                                  251,945        344,732
        Less -- Current portion.............................      167,993        175,493
                                                                 --------       --------
                                                                $  83,952       $169,239
                                                                 ========       ========

                     GILMAN & CIOCIA, INC. AND SUBSIDIARIES

5.  PROPERTY AND EQUIPMENT

     Major classes of property and equipment consist of the following:

                                                             SEPTEMBER 30,      JUNE 30,
                                                                 1997             1997
                                                             -------------     ----------
        Buildings..........................................   $   402,367      $  402,367
        Equipment..........................................     2,089,904       2,038,237
        Furniture and fixtures.............................       370,554         367,484
        Leasehold improvements.............................       183,415         183,415
                                                               ----------      ----------
                                                                3,046,240       2,991,503
        Less -- Accumulated depreciation and
          amortization.....................................     1,420,466       1,312,397
                                                               ----------      ----------
                                                              $ 1,625,774      $1,679,106
                                                               ==========      ==========

     For the three-month periods ended September 30, 1997 and 1996 and the years ended June 30, 1997 and 1996, depreciation and amortization expense from property and equipment was approximately $194,000, $172,000, $394,000 and $321,000, respectively.

6.  OTHER ASSETS

     Other assets consist of the following:

                                                             SEPTEMBER 30,      JUNE 30,
                                                                 1997             1997
                                                             -------------     ----------
        Investment in ATM Partners, LP (Note 10)...........   $   281,547      $  271,870
        Security deposits..................................       212,291         226,724
        Other assets.......................................       221,929         150,946
                                                               ----------      ----------
                                                              $   715,767      $  649,540
                                                               ==========      ==========

7.  BANK DEBT

     Bank debt consists of the following:

                                                             SEPTEMBER 30,      JUNE 30,
                                                                 1997             1997
                                                             -------------     ----------
        Bank line of credit................................   $   500,000      $  500,000
        Term loan..........................................       750,000         833,333
        Notes payable -- other.............................       100,000         118,154
                                                               ----------      ----------
                                                                1,350,000       1,451,487
        Less -- Short-term borrowings......................       883,333         899,487
                                                               ----------      ----------
                                                              $   466,667      $  552,000
                                                               ==========      ==========

     The Company has a bank line of credit which provides for borrowings up to a maximum amount of $2,500,000 and expires on October 31, 1997. The line of credit has been renewed through October 31, 1998. The line of credit is guaranteed by the four principal stockholders of the Company. At September 30, 1997 and June 30, 1997, the Company had borrowings of $500,000 outstanding under this line of credit. Interest is charged at the prime rate (8.5% at September 30, 1997 and June 30, 1997) plus 1.5%.

     The Company also has a $1,000,000 term loan with the bank which requires monthly payments of $27,778 plus interest at the prime rate (8.5% at September 30, 1997 and June 30, 1997) plus 1.75% through

                     GILMAN & CIOCIA, INC. AND SUBSIDIARIES

December 17, 1999. The loan is collateralized by all of the Company's assets. At September 30, 1997 and June 30, 1997, the Company's outstanding balance under this loan was $750,000 and $833,333, respectively.

8.  COMMITMENTS AND CONTINGENCIES

  Leases

     The Company is obligated under various noncancelable lease agreements for the rental of office space and equipment through 2002. The lease agreements for office space contain escalation clauses based principally upon real estate taxes, building maintenance and utility costs. The following is a schedule by fiscal year of future minimum rental payments required under operating leases as of June 30, 1997.

            1998......................................................   1,512,988
            1999......................................................   1,059,640
            2000......................................................     723,293
            2001......................................................     415,111
            2002......................................................     129,104
                                                                         ---------
                                                                         3,840,136
                                                                         =========

  Professional Liability or Malpractice Insurance

     The Company does not maintain any professional liability or malpractice insurance policy. Although the Company believes it complies with all applicable laws and regulations, no assurance can be given that the Company will not be subject to professional liability or malpractice suits.

  Clearing Agreements

     All securities transactions are introduced and cleared on a fully disclosed basis through a correspondent broker that is a member of the New York Stock Exchange, Inc. (the "Broker") pursuant to a clearing agreement (the "Agreement"). The Agreement states that JT will assume customer obligations should a customer of JT default. At September 30, 1997 and June 30, 1997, approximately $25,000 of cash is held as a deposit requirement by the Broker.

  Net Capital Requirements

     JT is subject to the SEC's Uniform Net Capital Rule 15c 3-1, which requires the maintenance of minimum regulatory net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to
1. At June 30, 1997, JT had net capital of $2,007,331, which was $1,982,331 in excess of its required net capital of $25,000. At September 30, 1997 and June 30, 1997, JT had net capital of $1,469,426 and $2,007,331, respectively, which was $1,444,426 and $1,982,331, respectively, in excess of its required net capital of $25,000.

  Financial Instruments with Off-Balance Sheet Risk

     In the normal course of business, JT executes, as an agent, transactions on behalf of customers. If the agency transactions do not settle because of failure to perform by either the customer or the counterparties, JT may be obligated to discharge the obligation of the nonperforming party and, as a result, may incur a loss if the market value of the security is different from the contract amount of the transactions.

     JT does not anticipate nonperformance by customers or counterparties in the above situation. JT's policy is to monitor its market exposure and counterparty risk. In addition, JT has a policy of reviewing, as considered necessary, the credit standing of each counterparty and customer with which it conducts business.

                     GILMAN & CIOCIA, INC. AND SUBSIDIARIES

9.  STOCKHOLDERS' EQUITY

  Warrants

     The Company has 507,926 and 50,783 warrants outstanding pertaining to those issued to the public and the underwriter, respectively, in connection with the Initial Public Offering in 1994. Each warrant issued to the public grants the holder the right to purchase one share of common stock at an exercise price of $4.67 and expires in September 1998. For an exercise price of $8.40 per warrant, each of the warrants issued to the underwriter gives the holder two shares of common stock and a warrant to purchase another share of common stock at an exercise price of $4.67 and expire in September 1999.

  Stock Option Agreements and Stock Option Plan

     The Company has granted stock options to employees, directors and consultants pursuant to individual agreements or to its incentive and non-qualified stock option plan.

     In September 1993, the Company's Board of Directors and Stockholders adopted the Company's Joint Incentive and NonQualified Stock Option Plan (the "Option Plan"). The Option Plan provides for the granting, at the discretion of the Board of Directors, of: (i) options that are intended to qualify as incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to employees and (ii) options not intended to so qualify to employees, officers and directors. The total number of shares of common stock for which options may be granted under the Option Plan is 816,000 shares. The number of shares granted, prices, terms of exercise, and expiration dates are determined by the Board of Directors. The Plan will terminate in September 2003. At September 30, 1997 and June 30, 1997, 420,002 options have been granted under the Option Plan.

     The table below summarizes plan and nonplan stock option activity:

                                                                                   WEIGHTED
                                                                                   AVERAGE
                                                                     NUMBER OF     EXERCISE
                                                                      SHARES        PRICE
                                                                     ---------     --------
    Outstanding, July 1, 1995......................................  1,110,002      $ 3.48
      Granted......................................................    355,000        4.43
      Exercised....................................................    (10,000)       2.00
      Canceled.....................................................    (63,000)       3.50
                                                                     ---------
    Outstanding, June 30, 1996.....................................  1,392,002        3.89
      Granted......................................................    273,000        2.70
      Canceled.....................................................   (299,000)       4.21
                                                                     ---------
    Outstanding, September 30, 1997 and June 30, 1997..............  1,366,002        3.59
                                                                     =========
    Exercisable, September 30, 1997 and June 30, 1997..............  1,093,002        3.81
                                                                     =========

     Options outstanding and exercisable at September 30, 1997 and June 30, 1997 and related weighted average exercise price and life information follows:

                                               OPTIONS               OPTIONS
                                             OUTSTANDING           EXERCISABLE        REMAINING
                FISCAL YEAR               -----------------     -----------------       LIFE
                 GRANT DATE               SHARES      PRICE     SHARES      PRICE      (YEARS)
    ------------------------------------  -------     -----     -------     -----     ---------
    1994................................  420,002     $2.95     420,009     $2.95         1
    1995................................  405,000      3.34     405,000      3.34         6
    1996................................  268,000      4.88     268,000      4.88         3
    1997................................  273,000      2.70          --        --         4

                     GILMAN & CIOCIA, INC. AND SUBSIDIARIES

     The Company has adopted the disclosure-only provision of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the employee stock options. Had compensation cost for the Company's employee stock options been determined based on the fair value at the grant date for options granted since July 1, 1995 consistent with the provisions of SFAS No. 123, the Company's net income or loss and earnings or loss per share would have been reduced to the pro forma amounts indicated below:

                                             THREE MONTHS ENDED
                                                SEPTEMBER 30,           YEARS ENDED JUNE 30,
                                          -------------------------     ---------------------
                                            1997           1996           1997         1996
                                          ---------     -----------     --------     --------
    Net income (loss), as reported......  $(112,640)    $  (587,098)    $875,994     $534,726
    Net income (loss), pro forma........   (183,150)     (1,034,003)     832,418      101,098
    Earnings (loss) per share, as
      reported..........................      (0.02)          (0.11)        0.16         0.10
    Earnings (loss) per share, pro
      forma.............................      (0.03)          (0.19)        0.15         0.02

     The pro forma effect on net income or loss for fiscal years 1997 and 1996 does not take into consideration pro forma compensation expense related to grants made prior to fiscal year 1996.

     The fair value of options at date of grant was estimated using the Black-Scholes model with the following weighted average assumptions:

                Expected life(years)..................................     3
                Interest rate.........................................  7.00%
                Volatility............................................  61.9%
                Dividend yield........................................     0%

     On May 19, 1997, the Company adopted the Company's 1997 Common Stock and Incentive and Non-Qualified Stock Option Plan of Gilman & Ciocia, Inc. (the "1997 Plan"), pursuant to which the Company may grant options to purchase up to an aggregate of 300,000 shares. Such options may be intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Incentive Options"), or they may be intended not to qualify under such Section ("Non-Qualified Options"). No Incentive Options will be issued pursuant to the 1997 Plan until such 1997 Plan is approved by the shareholders of the Company.

  Treasury Stock

     During fiscal 1995, the Board of Directors resolved to accept 85,930 and 11,034 shares, respectively, of the Company's common stock from four officers in lieu of repayment of certain loans due to the Company. The shares were valued at the approximate fair market value of $3.50 per share for an aggregate value of $339,375. Of the 96,964 shares, 85,930 were returned to treasury stock on August 23, 1995. The remaining 11,034 shares were returned to treasury stock on September 22, 1995.

     During fiscal 1996, the Board of Directors of the Company resolved to cancel and return all existing shares of the Company's treasury stock to authorized and unissued shares of common stock.

     During fiscal 1997, the Company acquired 175,900 shares of its common stock for an aggregate cost of $733,200 and reissued 18,467 of these shares to employees and consultants. The reissuance gave rise to the recognition of compensation expense in the amount of $41,551 representing the excess of the fair value of these shares at reissuance over their cost.

     For the three months ended September 30, 1997, the Company acquired 56,300 shares of its common stock for an aggregate cost of $151,395.

                     GILMAN & CIOCIA, INC. AND SUBSIDIARIES

  Stock Subscriptions and Accrued Interest Receivable

     Stock subscriptions receivable of $197,165 and $223,168 at September 30, 1997 and June 30, 1997, respectively, bear interest at a rate of 9% per annum. For the three-month periods ended September 30, 1997 and 1996 and the years ended June 30, 1997 and 1996, the Company recognized interest income of $4,288, $10,305, $27,108 and $35,879, respectively. At September 30, 1997 and June 30,
1997 accrued interest receivable were $22,631 and $23,518, respectively.

     The Company is holding in escrow all of the shares of its common stock related to the stock subscription receivable. The shares will be released when the stock subscription receivables are collected.

     The following is a schedule by year of principal payments to be received:

            Year ending June 30:
              1998....................................................  $ 90,013
              1999....................................................    64,387
              2000....................................................    45,250
                                                                        --------
                                                                        $199,650
                                                                        ========

10.  RELATED PARTY TRANSACTIONS

  Investment in ATM Partners, L.P.

     In July 1995, the Company, together with one of its officers and five individuals who are relatives of the officers of the Company formed ATM Partners, LP (the "Partnership"). All investment transactions are executed through JT. At September 30, 1997, June 30, 1997 and 1996, the Company had approximately 41%, 41% and 35%, respectively, interest in the Partnership. The Company recognized income (loss)of approximately $21,000, $(93,000), $73,000 and $198,000 from the Partnership for the three-month periods ended September 30, 1997 and 1996 and for the years ended June 30, 1997 and 1996, respectively.

  Commissions Earned by Officers

     The Company's principal officers/stockholders act as registered representatives of the Broker and authorized agents of insurance carriers. During fiscal 1997 and 1996, these individuals earned gross commissions of approximately $486,000 and $582,000 respectively, from sales of securities and insurance products, and paid the Company approximately $184,000 and $180,000 as reimbursement for client referrals, office space, clerical and secretarial support. For the three-month periods ended September 30, 1997 and 1996, the individuals earned gross commissions of approximately $131,000 and $58,000 respectively, from sales of securities and insurance products, and paid the Company approximately $0 and $68,000 as reimbursement for client referrals, office space, clerical and secretarial support.

  Sale of Options by Officers/Stockholders

     In November 1995, five executive officers sold options to purchase a total of 65,000 shares of the Company's common stock for $2.50 per option to Rummco, Ltd. ("Rummco"), a Cayman Islands company. In connection with such sale, the Company agreed to consent to such sale. These options to purchase shares of common stock were subsequently sold to Rozel International Holding. Ltd. ("Rozel") for $4.50 per option, in an agreement dated June 10, 1996. Both Rummco and Rozel are independent of the Company.

                     GILMAN & CIOCIA, INC. AND SUBSIDIARIES

  Forgiveness of Indebtedness of Officers/Stockholders

     The four principal stockholders/officers were indebted to the Company under demand loans totaling $123,899. The loans were converted to notes receivable upon the Company's demand for repayment in March 1996, and then subsequently forgiven and charged to compensation.

11.  SEGMENTS OF BUSINESS

     The Company is a provider of income tax preparation and financial planning services to individuals and business in various states across the country. Direct mail services are provided primarily to businesses and individuals in the New York metropolitan area.

                     GILMAN & CIOCIA, INC. AND SUBSIDIARIES

     The following presents financial information by segment for the years ended June 30, 1997 and 1996:

                                         TAX       FINANCIAL
                                     PREPARATION    PLANNING    DIRECT MAIL   ELIMINATIONS   CONSOLIDATION
                                     -----------   ----------   -----------   ------------   -------------
Year ended June 30, 1997:
  Revenues from unaffiliated
     customers.....................  $ 9,921,967   $6,961,602   $ 2,188,320   $         --    $ 19,071,889
  Intersegment revenues............           --           --     2,275,000     (2,275,000)             --
                                      ----------   ----------    ----------    -----------     -----------
          Total revenues...........    9,921,967    6,961,602     4,463,320     (2,275,000)     19,071,889
Direct costs.......................    6,025,407    4,227,115     4,162,670     (2,275,000)     12,140,192
Depreciation and amortization......      450,091      315,761        20,070             --         785,922
General corporate expenses.........    2,647,426    1,857,300       350,175             --       4,854,901
                                      ----------   ----------    ----------    -----------     -----------
          Operating income.........  $   799,042      561,428       (69,595)            --       1,290,874
                                      ==========   ==========    ==========    ===========     ===========
Interest expense...................  $   118,442   $   83,092   $        --   $         --    $    201,534
                                      ==========   ==========    ==========    ===========     ===========
Identifiable assets................  $ 7,135,360   $5,005,800   $   329,938   $ (3,376,844)   $  9,094,254
                                      ==========   ==========    ==========    ===========     ===========
Capital expenditures...............  $   553,446   $       --   $    38,916   $         --    $    592,362
                                      ==========   ==========    ==========    ===========     ===========
Direct costs consist of the
  following:
  Direct mail costs................  $        --   $       --   $ 1,136,347   $         --    $  1,136,347
  Advertising......................    1,642,630    1,152,386     2,299,925     (2,275,000)      2,819,941
  Rent.............................    1,044,261      732,599       107,908             --       1,884,768
  Salaries and commissions.........    3,338,516    2,342,130       618,490             --       6,299,136
                                      ----------   ----------    ----------    -----------     -----------
          Total direct costs.......  $ 6,025,407   $4,227,115   $ 4,162,670   $ (2,275,000)   $ 12,140,192
Year ended June 30, 1996:
  Revenues from unaffiliated
     customers.....................  $ 8,147,986   $5,671,905   $ 2,689,786   $         --    $ 16,509,677
  Intersegment revenues............           --           --     2,000,000     (2,000,000)             --
                                      ----------   ----------    ----------    -----------     -----------
          Total revenues...........    8,147,986    5,671,905     4,689,786     (2,000,000)     16,509,677
Direct costs.......................    4,260,631    3,052,737     4,429,177     (2,000,000)      9,742,545
Depreciation and amortization......      302,304      210,076        13,088             --         525,468
General corporate expenses.........    3,182,122    2,215,025       249,988             --       5,647,135
                                      ----------   ----------    ----------    -----------     -----------
          Operating income.........  $   402,929   $  194,067   $    (2,467)  $         --    $    594,529
                                      ==========   ==========    ==========    ===========     ===========
Interest expense...................  $        --   $       --   $        --   $         --    $    107,111
                                      ==========   ==========    ==========    ===========     ===========
Identifiable assets................  $ 5,519,630   $2,048,485   $   298,386   $         --    $  7,866,501
                                      ==========   ==========    ==========    ===========     ===========
Capital expenditures...............  $   813,750   $       --   $    86,635   $         --    $    900,385
                                      ==========   ==========    ==========    ===========     ===========
Direct costs consist of the
  following:
  Direct mail costs................  $        --   $       --   $ 1,682,108   $         --    $  1,682,108
  Advertising......................    1,509,001    1,048,628     2,027,496     (2,000,000)      2,585,125
  Rent --..........................      831,303      577,685        93,800             --       1,502,788
     Salaries and commissions......    1,920,327    1,426,424       625,773             --       3,972,524
                                      ----------   ----------    ----------    -----------     -----------
          Total direct costs.......  $ 4,260,631   $3,052,737   $ 4,429,177   $ (2,000,000)   $  9,742,545
                                      ==========   ==========    ==========    ===========     ===========

     Intersegment sales are recognized upon the completion of the services associated with direct mail services.

                     GILMAN & CIOCIA, INC. AND SUBSIDIARIES

12.  TAXES ON INCOME

     Provisions for income taxes in the consolidated financial statements consist of the following:

                                                                   JUNE 30,   JUNE 30,
                                                                     1997       1996
                                                                   --------   --------
        Current:
          Federal................................................  $211,903   $362,297
          State and local........................................    76,011    123,935
                                                                   --------   ---------
             Total current.......................................   287,914    486,232
                                                                   --------   ---------
        Deferred:
          Federal................................................    82,025   (103,483)
          State and local........................................    23,661    (30,102)
                                                                   --------   ---------
             Total deferred tax (benefit)........................   105,686   (133,585)
                                                                   --------   ---------
                                                                   $393,600   $352,647
                                                                   ========   =========

     Deferred tax assets consist of the following:

        Compensation expense recognized for financial reporting purposes in connection with common stock option grants issued at below market value...................................................  $  93,200
        Book amortization of intangibles in excess of tax................    129,600
        Provision for bad debts..........................................     35,200
        Provision for deferred rent liability............................     29,200
        Book depreciation in excess of tax...............................   (139,823)
        Investments accounted for under the equity method................   (119,478)
                                                                           ---------
                                                                           $  27,899
                                                                           =========

     No valuation allowance has been established against the deferred tax assets because management believes that all of the deferred tax assets will be realized.

     A reconciliation of the federal statutory rate to the income taxes is as follows:

                                                             1997                 1996
                                                      ------------------    -----------------
    Year ended June 30:
      Federal income taxes computed at statutory
         rates......................................  $ 431,662     34.0%   $ 301,706    34.0%
    State and local taxes, net of federal tax
      benefit.......................................     76,176      6.0       44,225     5.0
    Reversal of overaccruals........................   (156,000)   (12.3)          --      --
    Other...........................................     41,762     (3.3)       6,716      .7
                                                       --------     ----     --------    ----
                                                      $ 393,600     31.0%   $ 352,647    39.7%
                                                       ========     ====     ========    ====

======================================================

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................
Risk Factors..........................
Market Information....................
Use of Proceeds.......................
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................
Business..............................
Management............................
Remuneration of Officers and
  Directors...........................
Principal Stockholders................
Certain Transactions..................
Plan of Distribution..................
Selling Securityholders...............
Description of Securities.............
Legal Matters.........................
Experts...............................
Additional Information................
Changes in and Disagreements with
Accountants and Financial Disclosure..

     UNTIL THE CONCLUSION OF THE DISTRIBUTION OF THE SECURITIES OFFERED HEREBY, THERE IS AN OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

======================================================
======================================================

                                 507,926 SHARES
                                OF COMMON STOCK

                                 233,421 SHARES
                                OF COMMON STOCK
                           BY SELLING SECURITYHOLDERS

                               50,783 REDEEMABLE
                                  COMMON STOCK
                               PURCHASE WARRANTS
                                       BY
                            SELLING SECURITYHOLDERS
                              GILMAN & CIOCIA, INC
                            ------------------------
                                   PROSPECTUS
                               DECEMBER 17, 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Article EIGHTH of the Corporation's Certificate of Incorporation provides:

          A director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to this Corporation or its stockholders,
     (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Article NINTH of the Corporation's Certificate of Incorporation provides:

          This Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative or investigative, or by or in the right of this Corporation to procure judgment in its favor, by reason of the fact that he is or was a director or officer, employee or agent of this Corporation, or is or was serving at the request of this Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of this Corporation, in accordance with and to the full extent permitted by statute. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by this Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by this Corporation as authorized in this section. The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under these Articles or any agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Article TENTH of the Company's By-Laws provides as follows:

          Any person made a party to any action or proceeding (whether or not by or in the right of the Corporation to procure a judgment in its favor or by or in the right of any other corporation) by reason of the fact that he, his testator or intestate, is or was a director, officer or employee of the Corporation, or of any corporation which he served as such at the request of the Corporation, shall be indemnified by the Corporation against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of or as a result of such action or proceeding, or in connection with any appeal therein, to the full extent permitted under the laws of the State of Delaware from time to time in effect. The Corporation shall have the power to purchase and maintain insurance for the indemnification of such directors, officers and employees to the full extent permitted under the laws of the State of Delaware from time to time in effect. Such right of indemnification shall not be deemed exclusive of any other rights of indemnification to which such director, officer or employee may be entitled.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses payable by Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions, and non-accountable expenses of $-0-) are as follows:

    Securities and Exchange Commission Fees..................................  $ 1,511.85
    NASDAQ Stock Market listing fees.........................................         -0-
    Transfer/Warrant Agent's Fee and Expenses................................       1,000
    Accounting Fees and Expenses.............................................      10,000
    Blue Sky Fees and Expenses...............................................         -0-
    Printing Expenses........................................................      10,000
    First Colonial Securities Group, Inc.....................................     160,000
    Legal Fees...............................................................      10,000
    Miscellaneous............................................................    7,488.15
                                                                                 --------
              TOTAL..........................................................  $  200,000
                                                                                 ========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     In May 1995, the Company issued 203,428 shares of Common Stock in connection with the Company's acquisition of Gilbert Financial Services, Inc. and granted options to purchase 400,000 shares of Common Stock in connection with an employment agreement with Mr. Steven Gilbert. After the end of the 1995 fiscal year, 60,000 options granted to Mr. Gilbert during such year were rescinded pursuant to a preexisting incentive compensation agreement.

     In June 1995, Judah Wernick, an employee of the underwriter in the Company's initial public offering purchased all outstanding bridge loan Class A Warrants, and upon exercise thereof, the Company issued 360,000 shares of Common Stock for an aggregate purchase price of $748,800.

     In June 1995, the Company issued 64,286 shares of Common Stock in partial consideration for the acquisition of assets used in the direct mail advertising business.

     In August 1995, the Company sold 70,161 shares of Common Stock to employees and independent contractors of the Company at prices ranging from $3.07 to $3.50, for an aggregate purchase price of approximately $232,000. During the same period, the Company also issued 10,100 shares of Common Stock to employees and others as performance bonuses.

     In August 1995, the Company sold a total of 22,759 shares of its Common Stock (which had been returned to the Company as a result of a default in the payment of a subscription receivable) to an officer and a former officer of the Company for an aggregate purchase price of $69,870.

     In addition, in August 1995, the Company issued 25,713 restricted shares of Common Stock for an aggregate purchase price of $89,995.50 to the following individuals in the following amounts: Dominick Riolo 8,571 shares; Gregory Ferone 8,571 shares; and Armando Olivieri 8,571 shares, pursuant to a contract for the opening of new offices in New City, New York, Mamaroneck, New York and Scarsdale, New York between such individuals and the Company.

     The Company, in August 1995, sold 1,429 restricted shares of Common Stock to Joseph Jensen for an aggregate purchase price of $5,000.00 pursuant to a severance compensation package agreement between such individual and the Company.

     In October 1995, the Company sold a total of 20,000 shares of Common Stock upon exercise of a stock option to one of its key independent contractors for an aggregate purchase price of $40,650 pursuant to a previous contract between such individual and the Company.

     In October 1995, the Company issued 3,050 restricted shares of Common Stock as performance bonuses to the following individuals in the following amounts:
Neil Hasset 300 shares; Jim Ptacek 100 shares; Carol

Livolsi 100 shares; Karen Sheppard 50 shares; Joel Weinberger 50 shares; Jeffrey Ambrosio 50 shares; Pat Ewing 50 shares; Kerry O'Keefe 50 shares; Richard Boehm 200 shares; Dominick Riolo 100 shares; Joe Jacoes 100 shares; Larry Brenner 100 shares; Dave Burgio 100 shares; Lorraine Buscareno-Smith 100 shares; Dave Critelli 100 shares; Deborah E. O'Connell 1,200 shares; and Scott Fisher 300 shares.

     In November 1995, the Company sold 100 restricted shares of Common Stock to Gwendolyn Morgan at $4.625 per share for an aggregate purchase of $462.50 and 5,455 restricted shares of Common Stock to Joel Weinberger at approximately $5.50 per share for an aggregate purchase price of $30,000.00.

     In November 1995, the Company issued 3,688 restricted shares of Common Stock to Kerry O'Keefe as a performance bonus.

     In November 1995, the Company sold 5,000 restricted shares of Common Stock to Frank Daguanno at $6.00 per share for an aggregate purchase price of $30,000.

     In December 1995, the Company issued 1,600 restricted shares of Common Stock as performance bonuses to the following individuals in the following amounts: Thomas Mallis 100 shares; Carol Sanford 100 shares; Sandy Valle 100 shares; Rosalie Maiorano 100 shares; Angelo Perna 100 shares; Georget Czajkowski 100 shares; Leonard Shrift 100 shares; Patricia White 100 shares; Vinka Pelaic 100 shares; Robert Gilman 100 shares; Jennifer Gilman 100 shares; Debra Seeley 100 shares; Kerry O'Keefe 100 shares; Joel Weinberger 100 shares; Pat Ewing 100 shares; and Tim Bodner 100 shares.

     In February 1996, the Company issued 15,254 restricted shares of Common Stock for an aggregate purchase price of $80,000 to the following individuals in the following amounts: Howard Wilkin 5,405 shares; Alfred Schepis 5,405 shares; and Armando Olivieri 4,444 shares, pursuant to management agreements as signing bonuses between such individuals and the Company.

     In April 1996, the Company issued a total of 3,400 shares of Common Stock to an employee for services rendered.

     In October 1996, the Company sold a total of 10,000 shares of Common Stock upon exercise of a stock option to one of its key independent contractors for an aggregate purchase price of $23,200 pursuant to a previous contract between such individual and the Company.

     In March 1997, the Company granted options to purchase shares of Common Stock at $2.75 per share to employees and officers as follows: Serafino Maiorano 75,000; Dominick Ciocia 32,000; Gerald Hoenings 16,000; John Brower 50,000; Lee Povinelli 40,000; James Ciocia 10,000; Thomas Povinelli 10,000; Gary Besmer 10,000; and Kathryn Travis 10,000.

     In June 1997, the Company granted options to purchase 10,000 shares of Common Stock at $2.50 per share to Lewis Pasquin and George Dagher.

     In October 1997, the Company sold a total of 10,000 shares of Common Stock upon exercise of a stock option to one of its key independent contractors for an aggregate purchase price of $18,100 pursuant to a previous contract between such individual and the Company.

     All sales reported under this item were exempt from the registration requirements of the Securities Act of 1933, as amended, by reason of Section 4(2) thereof and/or the rules and regulations promulgated thereunder as sales of securities not involving a public offering.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     3.1   Registrant's Articles of Incorporation, as amended, incorporated by reference to the like numbered exhibit in the Registrant's Registration Statement on Form SB-2
           under the Securities Act of 1933, as amended, File No. 33-70640-NY

     3.2   Registrant's By-Laws, incorporated by reference to the like numbered exhibit in the
           Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, File No. 33-70640-NY
     4.1   Resolution of Designation, Powers, Preferences and Rights of Series A Preferred
           Stock, incorporated by reference to the like numbered exhibit in the Registrant's
           Registration Statement on Form SB-2 under the Securities Act of 1933, as amended,
           File No. 33-70640-NY
     4.2   Form of Warrant of Bridge Loan lenders, incorporated by reference to the like numbered exhibit in the Registrant's Registration Statement on Form SB-2 under the
           Securities Act of 1933, as amended, File No. 33-70640-NY
     4.3   Form of Warrant included in Units, incorporated by reference to the like numbered exhibit in the Registrant's Registration Statement on Form SB-2 under the
           Securities Act of 1933, as amended, File No. 33-70640-NY
     4.4   Form of Underwriter's Warrant, incorporated by reference to the like numbered exhibit in the Registrant's Registration Statement on Form SB-2 under the
           Securities Act of 1933, as amended, File No. 33-70640-NY
     5     Opinion of Akabas & Cohen
    10.1   Restated and Amended Agreement and Plan of Merger dated December 23, 1992 among the
           Registrant and 15 participating corporations, incorporated by reference to the like numbered exhibit in the Registrant's Registration Statement on Form SB-2 under the
           Securities Act of 1933, as amended, File No. 33-70640-NY
    10.2   Asset Sale Agreement dated December 31, 1992, incorporated by reference to the like numbered exhibit in the Registrant's Registration Statement on Form SB-2 under the
           Securities Act of 1933, as amended, File No. 33-70640-NY
    10.3   Escrow letter regarding certain shares of Common Stock of the Registrant, incorporated by reference to the like numbered exhibit in the Registrant's
           Registration Statement on Form SB-2 under the Securities Act of 1933, as amended,
           File No. 33-70640-NY
    10.4   Omitted.
    10.5   Warrant Agreement dated December 12, 1994 between the Registrant and the Warrant
           Agent, incorporated by reference to the like numbered exhibit in the Registrant's
           Registration Statement on Form SB-2 under the Securities Act of 1933, as amended,
           File No. 33-70640-NY
    10.6   Omitted.
    10.7   1993 Joint Incentive and NonQualified Stock Option Plan of the Registrant,
           incorporated by reference to the like numbered exhibit in the Registrant's
           Registration Statement on Form SB-2 under the Securities Act of 1933, as amended,
           File No. 33-70640-NY
    10.8   Documents involved in the repurchase of shares and settlement with Frank Pasatieri, a former shareholder of the Registrant, incorporated by reference to the like numbered exhibit in the Registrant's Registration Statement on Form SB-2 under the
           Securities Act of 1933, as amended, File No. 33-70640-NY
    10.9   Documents involved in the repurchase of shares and settlement with Alan Grad, a former shareholder of the Registrant, incorporated by reference to the like numbered exhibit in the Registrant's Registration Statement on Form SB-2 under the
           Securities Act of 1933, as amended, File No. 33-70640-NY
    10.10  Omitted.
    10.11  Omitted.
    10.12  Documents involved in the repurchase of shares and settlement with Bernard McGee and Jay Cruice, former shareholders of the Registrant, incorporated by reference to the like numbered exhibit in the Registrant's Registration Statement on Form SB-2
           under the Securities Act of 1933, as amended, File No. 33-70640-NY

    10.13  Omitted.
    10.14  Omitted.
    10.15  Agreement among Registrant and James Ciocia, Thomas Povinelli, Gary Besmer and
           Kathryn Travis regarding the repayment of advances, incorporated by reference to the like numbered exhibit in the Registrant's Registration Statement on Form SB-2
           under the Securities Act of 1933, as amended, File No. 33-70640-NY
    10.16  Underwriting Agreement between the Registrant and Patterson Travis, Inc., incorporated by reference to exhibit number 1.1 in the Registrant's Registration
           Statement on Form SB-2 under the Securities Act of 1933, as amended, File No.
           33-70640-NY
    10.17  Stock Purchase Agreement dated February 10, 1995 between Registrant and Steven
           Gilbert, incorporated by reference to exhibit 99.1 to the Company's Current Report on Form 8-K, dated February 10, 1995
    10.18  Noncompetition Agreement dated February 10, 1995 between Registrant and Steven
           Gilbert, incorporated by reference to exhibit 99.2 to the Company's Current Report on Form 8-K, dated February 10, 1995
    10.19  Employment Agreement dated February 10, 1995 between Steven Gilbert Financial Corp.
           and Steven Gilbert, incorporated by reference to exhibit 99.3 to the Company's
           Current Report on Form 8-K, dated February 10, 1995
    10.20  Registration Rights Agreement dated February 10, 1995 between Registrant and Steven
           Gilbert, incorporated by reference to exhibit 99.4 to the Company's Current Report on Form 8-K, dated February 10, 1995
    10.21  Letter Agreement dated April 26, 1995 between and Steven Gilbert, incorporated by reference to exhibit 10.20 in the Company's quarterly report on Form 10-Q for the fiscal quarter ended March 31, 1995
    10.22  Joint Venture Agreement dated December 28, 1994 between Midwood Tax Service, Inc.
           and Registrant, incorporated by reference to the like number exhibit in the
           Company's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, File No. 33-80627
    10.23  Promissory notes delivered by James Ciocia, Thomas Povinelli, Gary Besmer and
           Kathryn Travis in payment for cash value of life insurance policies held by
           Registrant on the lives of such officers, incorporated by reference to the like numbered exhibit in the Company's Registration Statement on Form SB-2 under the
           Securities Act of 1933, as amended, File No. 33-80627
    10.24  Omitted.
    10.25  Omitted.
    10.26  Agreements dated November   , 1995 among Rummco, Ltd., five executive officers of
           Registrant, and Registrant in connection with the sale of stock options, incorporated by reference to the like numbered exhibit in the Company's
           Registration Statement on Form SB-2 under the Securities Act of 1933, as amended,
           File No. 33-80627
    10.27  Omitted.
    10.28  Employment Agreement dated April 10, 1995 between Dominick Riolo and Registrant in connection with the opening of a new office, incorporated by reference to the like numbered exhibit in the Company's Registration Statement on Form SB-2 under the
           Securities Act of 1933, as amended, File No. 33-80627
    10.29  Employment Agreement dated April 10, 1995 between Gregory Ferone and Registrant in connection with the opening of a new office, incorporated by reference to the like numbered exhibit in the Company's Registration Statement on Form SB-2 under the
           Securities Act of 1933, as amended, File No. 33-80627

    10.30  Employment Agreement dated April 10, 1995 between Armando Olivieri and Registrant in connection with the opening of a new office, incorporated by reference to the like numbered exhibit in the Company's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, File No. 33-80627
    10.31  Independent Employment Contract dated December 1993 between Abraham Dorfman and
           Registrant, incorporated by reference to the like numbered exhibit in the Company's
           Registration Statement on Form SB-2 under the Securities Act of 1933, as amended,
           File No. 33-80627
    10.32  Form of Subscription Letter representing stock issuances to individuals, incorporated by reference to the like numbered exhibit in the Company's
           Registration Statement on Form SB-2 under the Securities Act of 1933, as amended,
           File No. 33-80627
    10.33  Independent Contractor's Agreement dated September 6, 1995 between Howard Wilkin and the Registrant, incorporated by reference to the like numbered exhibit in the
           Company's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, File No. 33-80627
    10.34  Independent Contractor's Agreement dated September 6, 1995 between Alfred Schepis and the Registrant, incorporated by reference to the like numbered exhibit in the
           Company's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, File No. 33-80627
    10.35  Independent Contractor's Agreement dated September 6, 1995 between Armando Olivieri and the Registrant, incorporated by reference to the like numbered exhibit in the
           Company's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, File No. 33-80627
    10.36  Letter of Agreement between dated October 31, 1997 by and between First Colonial
           Securities Group Inc. and the Registrant
    11.01  Calculation of Net Income Per Share, incorporated by reference to the like numbered exhibit in the Company's Registration Statement on Form SB-2 under the Securities
           Act of 1933, as amended, File No. 33-80627
    21     List of Subsidiaries, incorporated by reference to Exhibit 21 in the Company's
           Annual Report on Form 10-KSB for the fiscal year ended June 30, 1995
    23.1   Consent of Akabas & Cohen (Included in Exhibit 5)
    23.2   Consent of BDO Seidman, LLP
    23.3   Consent of Arthur Andersen, LLP

ITEM 28.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to:

     (a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution;

        (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

        (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

     (e) If the Registrant requests acceleration of the effective date of the Registration Statement under Rule 461 under the Securities Act, the Registrant acknowledges that:

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Great Neck, State of New York, on December 15, 1997.

                                          GILMAN & CIOCIA, INC.

                                          By        /s/ JAMES CIOCIA
                                            ------------------------------------
                                                  James Ciocia, President

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

             /s/ JAMES CIOCIA               President and Director          December 15, 1997
------------------------------------------
               James Ciocia

           /s/ THOMAS POVINELLI             Chief Operating Officer, Chief  December 15, 1997
------------------------------------------    Financial Officer and
             Thomas Povinelli                 Director

             /s/ GARY BESMER                Director                        December 15, 1997
------------------------------------------
               Gary Besmer

            /s/ KATHRYN TRAVIS              Director                        December 15, 1997
------------------------------------------
              Kathryn Travis

             /s/ LOUIS KAROL                Director                        December 15, 1997
------------------------------------------
               Louis Karol

             /s/ SETH AKABAS                Director                        December 15, 1997
------------------------------------------
               Seth Akabas

                                     INDEX

EXHIBIT   DESCRIPTION                                                                      PAGE
-------   -------------------------------------------------------------------------------  ----
5         Opinion of Akabas & Cohen......................................................
10.36     Letter of Agreement between dated October 31, 1997 by and between First
          Colonial Securities Group Inc. and the Registrant..............................
23.2*     Consent of BDO Seidman, LLP....................................................
23.3      Consent of Arthur Andersen, LLP................................................

---------------
* To be filed by amendment